SECOND AMENDED AND RESTATED

                       CREDIT AND SECURITY AGREEMENT

                                By and Among

                            MCO PROPERTIES INC.
                     WESTCLIFF DEVELOPMENT CORPORATION,
                            HORIZON CORPORATION,
                      HORIZON PROPERTIES CORPORATION,
                            MCO PROPERTIES, L.P.

                                    and

                     THE FIRST NATIONAL BANK OF BOSTON

                               July 15, 1995

                             TABLE OF CONTENTS


Section                                                                Page

1    DEFINITIONS AND RULES OF INTERPRETATION

     1.1.      Definitions
     1.2.      Rules of Interpretation

2.1. REVOLVING CREDIT LOANS

     Sub-Part A - Loans to the Borrower

     2.1.1.    Commitment to Lend
     2.1.2.    The Borrower Revolving Credit Note

     Sub-Part B - Loans to the L.P.

     2.1.3.    Commitment to Lend
     2.1.4.    The LP Revolving Credit Note

     Sub-Part C - Applicable to All Revolving Credit Loans

     2.1.5.    Collateral Note(s)
     2.1.6.    Interest on Revolving Credit Loans
     2.1.7.    Requests for Revolving Credit Loans
     2.1.8.    Conversion Options

2.2. REPAYMENT OF THE REVOLVING CREDIT LOANS

     2.2.1.    Maturity
     2.2.2.    Mandatory Repayments of Revolving Credit Loans
     2.2.3.    Optional Repayments of Revolving Credit Loans
     2.2.4.    Periodic Payments of Revolving Credit Loans

2.3. LETTERS OF CREDIT

     2.3.1.    Issuance of Letters of Credit
     2.3.2.    Interest on Letters of Credit
     2.3.3.    Effects of Drawing

3.   FEES

     3.1.      Facility Fee
     3.2.      Administration Fee
     3.3.      L/C Fee

4.   CERTAIN GENERAL PROVISIONS

     4.1.      Funds for Payments
     4.2.      Computations
     4.3.      Inability to Determine Eurodollar Rate
     4.4.      Illegality
     4.5.      Additional Costs, Etc. .
     4.6.      Capital Adequacy
     4.7.      Indemnity
     4.8.      Certificate
     4.9.      Interest on Overdue Amounts
     4.10.     Late Charge

5.   COLLATERAL SECURITY

     5.1.      Grant of Security Interest
     5.2.      Warranty of Title
     5.3.      Pro Rata Security

6.   REPRESENTATIONS AND WARRANTIES

     6.1.      Corporate Authority; Etc.
     6.2.      Governmental Approvals
     6.3.      Title to Properties; Leases
     6.4.      No Material Changes, Etc.
     6.5.      Franchises, Patents, Copyrights, Etc.
     6.6.      Litigation
     6.7.      No Material Adverse Contracts, Etc.
     6.8.      Compliance With Other Instruments, Laws, Etc.
     6.9.      Tax Status
     6.10.     No Suspension Event or Event of Default
     6.11.     Holding Company and Investment Company Acts
     6.12.     Absence of UCC Financing Statements, Etc.
     6.13.     Setoff, Etc.
     6.14.     Certain Transactions
     6.15.     Employee Benefit Plans; Multiemployer Plans; Guaranteed
                    Pension Plans
     6.16.     Regulations U and X
     6.17.     Environmental Compliance
     6.18.     Subsidiaries
     6.19.     Material Lease Summaries
     6.20.     Loan Documents
     6.21.     Mortgaged Property
     6.22.     Existing Notes Receivable Value
     6.23.     Existing Lots and Undeveloped Acres
     6.24.     Non-Underwriting Criteria Loans
     6.25.     Amended and Restated Credit and Security Agreement
     6.26      LP Partners
     6.27      LP Assets and Liabilities

7.   AFFIRMATIVE COVENANTS OF THE BORROWER

     7.1.      Punctual Payment
     7.2.      Maintenance of Office
     7.3.      Records and Accounts
     7.4.      Financial Statements, Certificates and Information
     7.5.      Notices
     7.6.      Existence; Maintenance of Properties
     7.7.      Insurance
     7.8.      Taxes
     7.9.      Inspection of Properties and Books
     7.10.     Compliance with Laws, Contracts, Licenses, and Permits
     7.11.     Use of Availability
     7.12.     Further Assurances
     7.13.     Appraisals
     7.14.     Notification Letters
     7.15.     Hazardous Substance Remedial Action

8.   CERTAIN NEGATIVE COVENANTS OF THE BORROWER

     8.1.      Restrictions on Indebtedness
     8.2.      Restrictions on Liens, Etc.
     8.3.      Restrictions on Investments
     8.4.      Merger, Consolidation
     8.5.      Sale and Leaseback
     8.6.      Compliance with Environmental Laws
     8.7.      Distributions
     8.8       Cash Transactions with Affiliated Entities
     8.9.      Material Leases
     8.10.     Restrictions on Compromise of Notes Receivable
     8.11.     Subsidiaries
     8.12      Change in Ownership

9.   FINANCIAL COVENANTS OF THE BORROWER

10.  CLOSING CONDITIONS

     10.1.     Loan Documents
     10.2.     Certified Copies of Organization Documents
     10.3.     By-laws; Resolutions
     10.4.     Incumbency Certificate
     10.5.     Validity of Liens
     10.6.     Survey and Taxes
     10.7.     Title Insurance; Title Exception Documents
     10.8.     Leases and Service Contracts
     10.9.     Certificates of Insurance
     10.10.    Hazardous Substance Assessments
     10.11.    Environmental Indemnity
     10.12.    Opinions of Counsel Concerning Organization and Loan
                    Documents
     10.13.    Financial Information
     10.14.    Payment of Fees
     10.15.    Zoning, Environmental and Land Use Compliance Opinion of
                    Counsel
     10.16.    Borrowing Base Report
     10.17.    Guaranties
     10.18.    Lock Box Account
     10.19.    Subordination
     10.20.    Commercial Finance Exam
     10.21.    Evidence of Licenses, Permits, Utilities,  Etc.
     10.22.    Additional Matters

11.  CONDITIONS TO ALL BORROWINGS

     11.1.     Representations True; No Event of Default
     11.2.     No Legal Impediment
     11.3.     Governmental Regulation
     11.4.     Proceedings and Documents

12.  EVENTS OF DEFAULT; ACCELERATION; ETC.

     12.1.     Events of Default and Acceleration
     12.2.     Termination of Commitment
     12.3.     Remedies
     12.4.     Distribution of Collateral Proceeds

13.  SETOFF

14.  EXPENSES

15.  INDEMNIFICATION

16.  SURVIVAL OF COVENANTS, ETC.

17.  PERMITTED SALES/RELEASE OF LIEN

     17.1      Permitted Sales
     17.2      Release of Collateral

18.  ASSIGNMENT; PARTICIPATION; ETC.

     18.1.     Assignment by the Bank
     18.2.     Participations
     18.3.     Disclosure
     18.4.     Pledge by Bank
     18.5.     No Assignment by Borrower

19.  AGENTS, ATTORNEYS, TRUSTEES

20.  NOTICES, ETC.

21.  PUBLICITY

22.  GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE

23.  HEADINGS

24.  COUNTERPARTS

25.  ENTIRE AGREEMENT, ETC.

26.  WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS

27.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

28.  SEVERABILITY

                                  EXHIBITS


     A.   Form of Borrower Revolving Credit Note
     B.   Form of LP Revolving Credit Note
     C.   Form of Loan Request
     D.   Form of Material Lease Summaries
     E.   Form of Reimbursement Agreement
     F.   Borrowing Base Report

                                 SCHEDULES


     1.1(a)         "Letters of Credit"
     1.1(b)         "Non-Strategic Projects"
     1.1(c)         "Strategic Projects"
     1.1(d)         "Title Insurance Company"
     1.1(e)         "Underwriting Criteria for Notes Receivable"
     1.1(f)         LP Assets
     1.1(g)         Acceptable Existing Notes Receivable
     5.1            Collateral Exclusions
     5.2(iii)       Exception to Notes Receivable
     5.2(iv)        Patents and Trademarks
     5.2(vi)        Warranty of Title
     6.3            Title to Properties; Leases
     6.4            Material Changes
     6.6            Litigation
     6.7            Adverse Contracts, Etc.
     6.15           Employee Benefit Plans, Etc.
     6.17           Environmental Compliance
     6.18           Subsidiaries
     6,21           Leases
     6.21(c)        Notice of Adverse Zoning, etc.
     6.21(e)        Real Property Taxes; Special Assessments
     6.21(h)        Agreements Relating to the Mortgaged Property
     6.21(i)        Service Agreements
     6.21(j)        Other Material Real Property Agreements
     6.23           Existing Lots and Undeveloped Acres
     7.14           Notification Letter
     8.1            Outstanding Indebtedness
     8.2            Outstanding Liens
     8.3            Outstanding Investments
     8.7            Form of Letter
     10.10          Environmentally Deficient Developed Lots
     17             Affidavit
     18.3           Confidentiality Agreement

         SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT


     This SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT is made as of the 15th day of July, 1995, by and among:

     MCO Properties Inc., a Delaware corporation, with its principal executive office located at 5847 San Felipe, Suite 2600, P.O. Box 572887, Houston, Texas 77057 (the "Borrower"),

     Westcliff Development Corporation, a Texas corporation with its principal executive office located at 5847 San Felipe, Suite 2600, P.O. Box 572887, Houston, Texas 77057 ("Westcliff" ),

     Horizon Corporation, a Delaware corporation with its principal executive office located at 5847 San Felipe, Suite 2600, P.O. Box 572887, Houston, Texas 77057 ("Horizon"),

     Horizon Properties Corporation, a Delaware corporation with its principal executive office located at 5847 San Felipe, Suite 2600, P.O. Box 572887, Houston, Texas 77057 ("HPC"),

     MCO Properties, L.P., a Delaware limited partnership with its principal executive office located at 5847 San Felipe, Suite 2600, P.O. Box 572887, Houston, Texas 77057 ("LP"); and

     THE FIRST NATIONAL BANK OF BOSTON, a national banking association with its principal executive offices located at 100 Federal Street, Boston, Massachusetts (the "Bank").

     This Second Amended and Restated Credit and Security Agreement is intended to amend, restate and replace certain terms and conditions set forth in a certain Amended and Restated Credit and Security Agreement dated as of December 29, 1992 by and among the Borrower, Westcliff, Horizon, HPC and the Bank, as amended pursuant to instruments dated June 30, 1993 and December 29, 1993 (the "1992 Agreement"), provided, however, each and all of the terms and conditions set forth in 5 of the 1992 Agreement and 6 of the 1988 Agreement (as defined in the 1992 Agreement) shall remain in full force and effect (except as the Collateral described therein has been previously released).

     1.1 Definitions. The following terms shall have the meanings set forth in this 1 or elsewhere in the provisions of this Agreement referred to below:

     Acceptable Contracts. A contract or agreement which is in form substantially the same as the form which has been approved by the Bank, entered into by and between any Party and a Person with respect to any Amenity Sales Contracts, Retail Lot Contracts, Bulk Land Sales Contracts and Home Mortgages which contracts or agreements give rise to Notes Receivable, which Notes Receivable may, subject to the terms and conditions set forth herein, create Availability.

     Acceptable Existing Notes Receivable. (a) Such of each of the Party's Existing Notes Receivable for each of the Strategic Projects and the Non-Strategic Projects (subject, however, to the limitations set forth in subsection (b), below), which have been earned by performance and are owed to any of the Parties by the Note Obligors, and in each instance (A) as have arisen in the ordinary course of such Party's business, and (B) have been endorsed (in form and substance satisfactory to the Bank and the Bank's Counsel), delivered and collaterally assigned to the Bank, (C) in which the Bank has been granted valid and first perfected security inter-ests and (D) for which the Bank has received a collateral assignment (in form and substance satisfactory to the Bank and the Bank's counsel) of the mortgage or deed of trust and other collateral documents securing such Existing Notes Receivable.

          (b)  The following is a listing of those types of Notes
Receivable which are not Acceptable Existing Notes Receivables:

               (i) Any which is more than sixty (60) days past due as shown on the Borrowing Base Report;

               (ii) Any which is owed by any individual Party to any of the other Parties, or any which is owed by any affiliated or related entity of any of the Parties;

               (iii) Any as to which the Note Obligor holds or is entitled to any claim, counterclaim, set off, or chargeback;

               (iv) Any Existing Note Receivable arising out of an In-stallment Sales Contract, except: (A) where Borrower's, Westcliff's, Horizon's, HPC's or the LP's performance thereunder consists solely of deeding the subject premises to the Note Obligor upon payment of all installment payments under any such Installment Sales Contract, or (B) as to any Installment Sales Contract which the Bank, in its sole and absolute discretion, deems acceptable;

               (v) Any which is owed by any person employed by, or a salesperson of any of the Parties.

          (c) Set forth on Schedule 1.1(g) to this Agreement is a listing as of the date hereof of Acceptable Existing Notes Receivable.

     Acceptable New Notes Receivable. Such of the Parties' New Notes Receivable arising out of Acceptable Contracts having a term of not more than ten (10) years from the date of closing of the transaction giving rise to the Note Receivable, for each of the Strategic Projects and the Non-Strategic Projects (subject, however, to the limitations set forth in subsection (b), below), and in each instance (A) as arise in the ordinary course of the Parties' business, (B) have been endorsed (in form and substance satisfactory to the Bank and Bank's counsel), delivered and collaterally assigned to the Bank, (C) in which the Bank has been granted valid and first perfected security interest (D) for which the Bank has received a collateral assignment (in form and substance satisfactory to the Bank and the Bank's counsel) of the mortgage or deed of trust and other collateral documents securing each of said New Notes Receivable, and (E)
(i) with respect to such New Notes Receivables realized on account of Bulk Land Sales Contracts and Amenity Contracts, such of the Parties' New Notes Receivable meeting the Underwriting Criteria for such Notes Receivable, and
(ii) with respect to such New Notes Receivables realized on account of Retail Lot Contracts, and Home Mortgages, such of the Parties' New Notes Receivable meeting the Underwriting Criteria for such Notes Receivable.

          (b) The following is a listing of those types of New Notes Receivable which are not Acceptable New Notes Receivables:

               (i) Any which is more than sixty (60) days past due as shown on the Borrowing Base Report;

               (ii) Any which is owed by any Note Obligor (as defined below) arising out of any sale involving a downpayment of less than:
     (A) twenty percent (20%) of the purchase price established under Retail Lot Contracts and Home Mortgages, or (B) ten percent (10%) of the purchase price established under Bulk Sales Land Contracts and Amenity Sales Contracts;

               (iii) Any which is owed by any individual Party to any of the other Parties, or any which is owned by any affiliated or related entity of any of the Parties;

               (iv) Any as to which the Note Obligor holds or is entitled to any claim, counterclaim, set off, or chargeback;

               (v) Any New Note Receivable arising out of an Installment Sales Contract;

               (vi) Any which is owed by any person employed by, or a salesperson of any of the Parties.

     Administration Fee.  See 3.2.

     Agency Agreement.  See 2.2.4.

     Agreement. This Second Amended and Restated Credit and Security Agreement, including the Schedules and Exhibits hereto.

     Agreements Relating to the Mortgaged Property shall mean service agreements, whether written or oral, relating to the operation, maintenance, security, finance or insurance of any of the Mortgaged Property.

     Amenity Sales Contracts. Such contracts and agreements entered into by and between any of the Parties and any Person relating to the sale of land at any of the Strategic Projects: (i) sold for the purpose of development(s) of certain amenities to be constructed on any of the Strategic Projects, or (ii) already developed as an amenity on any of the Strategic Projects, which purpose of such amenities include, without limitation, swimming pools, tennis courts, clubhouse facilities and other amenities appurtenant to the construction or development of any of the Strategic Projects.

     Appraisals. Appraisals of the value of the Mortgaged Property, performed by an independent appraiser selected by the Bank who is not employed by the Parties or the Bank, the form of such appraisal and the identity and qualifications of the appraiser to be acceptable to the Bank in its sole and absolute discretion.

     Appraised Value. The Fair Market Value of the Mortgaged Property determined by the most recent Appraisal obtained pursuant to 7.13.

     Availability.  The aggregate of Borrower Availability and LP
Availability.

     Balance Sheet Date.  December 31, 1994.

     Bank. The First National Bank of Boston, and its successors and assigns.

     Base Rate. The annual rate of interest announced from time to time by the Bank at its head office in Boston, Massachusetts as its "base rate".

     Book Value. The value ascribed to each asset, as set forth on the balance sheet of the Parties, as determined in accordance with generally accepted accounting principles consistently applied.

     Borrower.  As defined in the preamble hereto.

     Borrower Availability.   Borrower Availability refers at any time to
the lesser of (i) or (ii), below:

          (i) up to (A) Fourteen Million Dollars ($14,000,000.00), inclusive of the Letter of Credit Amount,

               minus

               (B) the aggregate amounts then undrawn on all outstanding Letters of Credit, acceptances, or any other accommodations issued or incurred by the Bank in connection with the Loan,

               minus

               (C) the aggregate amounts of Letters of Credit, acceptances, or any other accommodations paid by the Bank in connection with the Loan and for which the Bank has not received reimbursement from the Borrower or any other Party;

               minus

               (D) the aggregate amount of then Outstanding Revolving Credit Loans to the LP;

               or

          (ii) up to (A) seventy-five percent (75%) of (I) the then outstanding principal balance of each of the Acceptable New Notes Receivables of the Borrower, Westcliff, Horizon and/or HPC derived from Retail Lot Contracts and Home Mortgages, and (II) the then outstanding principal balances of each of the Acceptable Existing Notes Receivable of the Borrower, Westcliff, Horizon and/or HPC derived from Retail Lot Contracts and Home Mortgages, plus

               (B)  up to the lesser of:

                    (I)  Six Million Dollars ($6,000,000.00), or

                    (II) up to fifty percent (50%) of the aggregate of (a)
               the then outstanding principal balance of Acceptable New Notes Receivable of the Borrower, Westcliff, Horizon and/or HPC derived from Bulk Land Sales Contracts, and (b) the then outstanding principal balance of Acceptable Existing Notes Receivables of the Borrower, Westcliff, Horizon and/or HPC derived from Bulk Land Sales Contracts, plus

               (C)  up to the lesser of:

                    (I) fifty percent (50%) of the Book Value of Developed Lots of the Borrower, Westcliff, Horizon and/or HPC, or

                    (II) Three Million Dollars ($3,000,000.00);

                    minus

               (D) the aggregate amounts then undrawn on all outstanding Letters of Credit, acceptances, or any other accommodations issued or incurred by the Bank in connection with the Loan,

                    minus

               (E) the aggregate amounts of Letters of Credit, acceptances, or any other accommodations paid by the Bank in connection with the Loan and for which the Bank has not received reimbursement from the Borrower or any other Party.

     Borrower's Revolving Credit Note.  See Section 2.1.2

     Borrowing Base Report. A report with respect to the Availability in the form attached hereto as Exhibit F.

     Building. The buildings, structures and improvements now or hereafter located on any of the Mortgaged Property.

     Bulk Land Sales Contracts. Such contract or agreement entered into by and between any Party and any Person for the sale of: (i) any portion of the Strategic Projects and/or Non-Strategic Projects which exceeds five (5) acres, unless such portion of the Strategic Projects and/or Non-Strategic Projects is zoned for the construction of no more than one commercial establishment, or no more than two residences, and the minimum price is less than the amount set forth in (ii), below, or (ii) any portion of the Strategic Projects and/or Non-Strategic Projects, the gross purchase price of which exceeds $350,000.00, provided, however, until such time as (i) the Mirada Action is resolved to the satisfaction of the Bank (in its sole and absolute discretion), or (ii) the Borrower furnishes the Bank with such evidence or assurances (each satisfactory to the Bank in its sole and absolute discretion) that the Mirada Action will not, in any way, affect or impair the Borrower's title to, or the Bank's first perfected security interest in, or ability to realize upon, the MCO California Collateral and/or any Notes Receivable arising on account of the MCO California Collateral (hereinafter (i) and (ii) collectively referred to as the "Mirada Preconditions"), none of the Notes Receivable derived from Bulk Land Sales Contracts entered into by and between the Borrower and any Person relating to the sale of land at the Strategic Project known as Rancho Mirage/Mirada, California shall constitute Acceptable New Notes Receivable.

     Business Day. Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

     Cash Equivalents:   Any of the following:

     (1)  U.S. Government Obligations;

     (2) Any certificate of deposit or banker's acceptance, in each case, maturing not more than 180 days after the date of acquisition, issued by, or, in the case of bankers' acceptances, accepted by, or time deposit of, any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch office or agency of any foreign depository institution;

     (3) Repurchase agreements entered into with entities whose unsecured, unguaranteed long-term debt obligations are rated "A" (or higher) by S&P and "A2" (or higher) by Moody's, or whose unsecured, unguaranteed commercial paper obligations are rated "A-2" (or higher) by S&P and "P-2" (or higher) by Moody's, pursuant to written agreement with respect to any obligation described in clauses (1), (2) or (4) of this definition of Cash Equivalents;

     (4) Commercial paper (including both noninterest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 180 days after the date of acquisition), issued by a corporation organized and existing under the laws of the United States of America with a rating, at the time as of which any investment thereof is made, of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P;

     (5) Adjustable rate preferred stock that is rated "A" (or higher) by Moody's or S&P;

     (6) Taxable or non-taxable auction rate securities which have interest rates reset on periodic short-term intervals (typically each 7, 14, 21, 28 or 49 days via a Dutch auction process) and which at the time of purchase have been rated and the ratings for which (A) for direct issues, must not be less than "P2" if rated by Moody's and not less than "A2" if rated by S&P, or (B) for collateralized issues which follow the asset coverage tests set forth in the Investment Company Act of 1940, as amended, must have long-term ratings of at least "AAA" if rated by S&P and "Aaa" if rated by Moody's;

     (7) Money Market deposit accounts issued or offered by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital and surplus in excess of $500 million;

     (8) Non-taxable securities, maturing not later than one year after the date of acquisition, issued by any state or municipality and having ratings of at least "A" if rated by S&P and "A-2" if rated by Moody's; and

     (9) Any investments which are substantially comparable to those described above and which are approved by the Bank.


     CERCLA.  See 6.17(a).

     Certificate.  See 4.8.

     Certificate of Compliance. The Parties' certifications by each of their respective chief financial officer, treasurer, controller or other authorized financial officer designated by the Parties and approved by the Bank setting forth the calculations necessary to indicate the Borrower's and the LP's compliance with 8.1, 8.7 and 9, and indicating that there is then existing no Suspension Event or Event of Default.

     Closing Date. The first date on which the conditions set forth in 10 and 11 have been satisfied and any Revolving Credit Loans are to be made.

     Code.  The Internal Revenue Code of 1986, as amended.

     Collateral.  See 5.

     Collateral Note.  See 2.1.5.

     Commercial Finance Exam.  See 7.4(d).

     Commitment.  Subject to Availability, $14,000,000.00.

     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of each of the Parties and their respective Subsidiaries, consolidated in accordance with generally accepted accounting principles.

     Conversion Request. A notice given by the Borrower or the LP to the Bank of its election to convert or continue a Loan in accordance with 2.1.8.

     Creditor(s).  See definition of Subordination Agreement.

     Default Rate. The per annum sum of four percent (4.0%) above the Domestic Rate.

     Depository.  See 2.2.4.

     Developed Lots. A subdivided lot and the improvements thereon at any of the Strategic Projects and Non-Strategic Projects (and which is not otherwise subject to an Acceptable Contract), and with respect to which all infrastructure improvements necessary for the sale of such lot thereon have been completed, and with respect to which all permits and approvals, and evidence of access to utilities necessary for the sale of such lot have been obtained all as evidenced by such approvals, certificates, or permits executed by the appropriate duly authorized federal, state and/or local official for the applicable Strategic Project or Non-Strategic Project, provided, however, (a) until satisfaction of the Mirada Preconditions, none of the property located at the Strategic Project known as Rancho Mirage Mirada, California shall qualify as a Developed Lot and shall not be included as Developed Lots under Subsection (ii)(C) of the defined term Borrower Availability set forth in 1, herein, and (b) the Developed Lots listed on Schedule 10.10, annexed hereto shall not be deemed to be Developed Lots.

     Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Parties, or any other distribution on or in respect of any shares of any class of capital stock of the Parties (other than On-Loans permitted pursuant to Section 7-11 (b) hereof); or the return of capital, or payment of any amount, to the holders of, or on account of, any partnership interest in the LP (other than On-Loans permitted pursuant to Section 7-11 (b) hereof).

     Dollars or $. Dollars in lawful currency of the United States of America.

     Domestic Rate. The sum of one half of one percent (0.50%) plus the Base Rate.

     Domestic Rate Loans. Those Revolving Credit Loans bearing interest calculated by reference to the Domestic Rate.

     Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with 2.1.8.

     Employee Benefit Plan. Any employee benefit plan within the meaning of 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     Environmental Indemnity Agreements. The Environmental Indemnity Agreements executed individually by each of the Parties and MAXXAM in favor of the Bank, as required pursuant to 10.11.

     Environmental Laws.  See 6.17(a).

     ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under 414 of the Code.

     Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Bank in its sole discretion acting in good faith.

     Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the aggregate of: (a) two and three-quarters percent (2.75%), plus (b) the rate per annum equal to the rate at which the Bank is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in an interbank eurodollar market where the eurodollar and foreign currency and exchange operations of the Bank are customarily conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan to which such Interest Period applies.

     Eurodollar Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

     Event of Default.  See 12.1.

     Existing Notes Receivable. Such of each of the Parties' Notes Receivable in existence as of the date hereof, as set forth on the Schedule annexed to the initial monthly Borrowing Base Report.

     Facility Fee.  See 3.1.

     Fair Market Value. A value that is within the range of prices that could reasonably be paid for the property sold in an arms-length transaction conducted in the competitive open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably and in view of the market conditions prevailing at the time of such determination. Implied in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (a) buyer and seller are typically motivated; (b) both parties are well informed or well advised, and each acting in what they consider their own best interest; (c) payment is made in cash or its equivalent; and (d) financing, if any, is on terms generally available in the community and typical for the property type in its locale.

     Generally accepted accounting principles. (a) When used herein, whether directly or indirectly through reference to a capitalized term used herein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date and (ii) to the extent consistent with such principles, the accounting practices of each of the Parties reflected in their respective financial statements for the year ended on the Balance Sheet Date and (b) when used in general, other than as provided above, means principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, or such successor organ-ization recognized by the American Institute of Certified Public Accoun-tants as in effect from time to time; provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of 3(2) of ERISA maintained or contributed to by the Borrower, the LP or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

     Guaranties. Individually and collectively, the Unconditional Guaranties of Payment and Performance, dated December 29, 1992 and/or December 29, 1993, made by each of the Guarantors in favor of the Bank pursuant to which each of the Guarantors guarantee to the Bank the payment and performance of the Obligations, such Guaranties to be in form and substance satisfactory to the Bank.

     Guarantor(s) shall mean (jointly and severally) with respect to the Obligations of both the Borrower and the LP, each of Westcliff, Horizon, HPC and MAXXAM; with respect to the Obligations of the Borrower only, the term "Guarantor" shall also mean the LP; and with respect to the Obligations of the LP only, the term "Guarantor" shall also mean the Borrower.

     HPC.  As defined in the preamble hereto.

     Hazardous Substances.  See 6.17(b).

     Home Mortgages. Such contracts and agreements entered into by and between any of the Parties and any Person relating to the sale of a Building at either any of the Strategic Projects or any of the Non-Strategic Projects and in all circumstances not otherwise constituting a Bulk Land Sales Contract, provided, however, until satisfaction of the Mirada Preconditions, none of the Notes Receivable derived from Home Mortgages entered into by and between the Borrower and any Person relating to the sale of land at the Strategic Project known as Rancho Mirage/Mirada, California shall constitute Acceptable New Notes Receivable.

     Horizon.  As defined in the preamble hereto.

     Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified on the Party's respective balance sheets as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

     Installment Sales Contract. Any contract or agreement in which any of the Parties continue to remain liable for the performance of conditions.

     Insured Projects. The Strategic Projects and Non-Strategic Projects for which Title Policies are required, as specifically set forth in the within 1.1, under the defined term "Title Policy."

     Interest Payment Date. As to any Revolving Credit Loan (exclusive of any drawing under any Letters of Credit), interest shall be payable monthly in arrears on the first day of each month during the term of the Loan.

     Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower and/or the LP, as applicable, in a Loan Request (i) for any Domestic Rate Loan, the last day of the calendar month;
(ii) for any Eurodollar Rate Loan, 3, 6, 9, or 12 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower and/or the LP, as applicable, in a Conversion Request, or as provided for in Subsection (C), below; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

          (B) if any Interest Period with respect to a Domestic Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

          (C) if the Borrower and/or the LP shall fail to give notice as provided in 2.1.8, the Borrower and the LP shall be deemed to have re quested a conversion of the affected Eurodollar Rate Loan to a Domestic Rate Loan on the last day of the then current Interest Period with respect thereto;

          (D) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

          (E) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

          (F) in no event shall there be more than four (4) Interest Periods in the aggregate in effect at any one time for the Borrower and the LP.

          (G) after the occurrence of an Event of Default, at the Bank's option, interest on the Revolving Credit Loans and all other amounts payable hereunder and under the other Loan Documents shall bear interest at the Default Rate, compounded daily (to the extent permitted by law), to accrue from the due date thereof until the obligation of the Borrower and/or the LP with respect to the payment thereof shall be discharged, whether before or after judgment.

     Interstate Land Sales Act.  See 6.8(b).

     Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness (excluding the Existing Notes Receivable and the New Notes Receivable incurred or acquired in the ordinary course of business) of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution);
(d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the forego-ing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     Leases. Leases, licenses and agreements whether written or oral, relating to the use or occupation of any of the Mortgaged Property by persons other than the Parties, including but not limited to the leases and parking agreements listed on Schedule 6.21.

     Letters of Credit. Standby Letters of Credit issued by the Bank for the account of the Parties subsequent to the Closing Date, and any extension or renewal of any Standby Letters of Credit issued prior to the Closing Date by the Bank for the account of the Parties or MAXXAM, as set forth on the Schedule entitled "Letters of Credit".

     Letter of Credit Amount. Eight Million Five Hundred Thousand Dollars ($8,500,000.00).

     Letter of Credit Interest Rate. The sum of four percent (4.0%) above the Domestic Rate.

     L/C Fee.  See 3.3.

     Loan Account.  See 2.1.7(c).

     Loan Documents. Any and all documents, instruments and/or agreements (including all amendments, modifications, substitutions, replacements or extensions) previously (unless such document, instrument and/or agreement has been replaced in the entirety), now or hereafter executed and/or delivered by any of the Parties, any of their respective Subsidiaries, and/or MAXXAM, in connection with the Obligations, including, without limitation, this Agreement, the Note, the Collateral Note, the Subor-dination Agreements, the Security Documents and the Guaranties.

     Loan Request.  See 2.1.7.

     Loan(s). Collectively, the Revolving Credit Loans, all undrawn Letters of Credit, and all drawings made under any of the Letters of Credit.

     Lock Box Account.  See 2.2.4.

     LP. MCO Properties L.P., a Delaware limited partnership, whose general partner is the Borrower.

     LP Assets.     The real estate located in Fountain Hills, Arizona and
Lake Havasu, Arizona and Paradise Hills, New Mexico owned by the LP, the LP's equity interest in SunRidge Canyon LLC, as well as all Notes
Receivable now or hereafter owned by the LP and the other personal property specified in Schedule 1.1(f) to this Agreement.

     LP Availability.    LP Availability refers at any time to the lesser
of (i) or (ii), below:

          (i) up to (A) Fourteen Million Dollars ($14,000,000.00), inclusive of the Letter of Credit Amount,

               minus

               (B) the aggregate amounts then undrawn on all outstanding Letters of Credit, acceptances, or any other accommodations issued or incurred by the Bank in connection with the Loan,

                    minus

               (C) the aggregate amounts of Letters of Credit, acceptances, or any other accommodations paid by the Bank in connection with the Loan and for which the Bank has not received reimbursement from the LP or any other Party;

                    minus

               (D) the aggregate amount of then Outstanding Revolving Credit Loans to the Borrower;

                    or

          (ii) up to (A) seventy-five percent (75%) of (I) the then outstanding principal balance of each of the Acceptable New Notes Receivables of the LP derived from Retail Lot Contracts and Home Mortgages, and (II) the then outstanding principal balance of each of the Acceptable Existing Notes Receivable of the LP derived from Retail Lot Contracts and Home Mortgages, plus
               (B)  up to the lesser of:

                    (I)  Six Million Dollars ($6,000,000.00),

                    or

                    (II) up to fifty percent (50%) of the aggregate of (a)
               the then outstanding principal balance of Acceptable New Notes Receivable of the LP derived from Bulk Land Sales Contracts, and (b) the then outstanding principal balance of Acceptable Existing Notes Receivables of the LP derived from Bulk Land Sales Contracts, plus

               (C)  up to the lesser of:

                    (I) fifty percent (50%) of the Book Value of Developed Lots of the LP,

                    or

                    (II) Three Million Dollars ($3,000,000.00);

                    minus

               (D) the aggregate amounts then undrawn on all outstanding Letters of Credit, acceptances, or any other accommodations issued or incurred by the Bank in connection with the Loan,

                    minus

               (E) the aggregate amounts of Letters of Credit, acceptances, or any other accommodations paid by the Bank in connection with the Loan and for which the Bank has not received reimbursement from the LP or any other Party.

     LP Revolving Credit Note.   See Section 2.1.4.

     Material Leases. Any Lease and other agreements affecting more than five (5) acres of any of the Strategic Projects, 25,000 square feet of any of the Strategic Projects, or generating gross income of more than $50,000.00 per annum with respect to any of the Strategic Projects.

     Material Lease Summaries. Summaries of the material terms of the Material Leases. Such Material Lease Summaries shall contain the information described on Exhibit D and any other material terms of Material Leases relating to the Mortgaged Property.

     Maturity Date.  The Revolving Credit Maturity Date.

     MAXXAM. MAXXAM Inc., a Delaware corporation with its principal place of business located at 5847 San Felipe, Suite 2600, P.O. Box 572887, Houston, Texas 77057

     MAXXAM Guaranty.  See 12.1(k).

     MAXXAM Pledge Agreement.  See 12.1(k).

     MCO California Collateral.  See 5.1.

     Minimum Capital.  See 9

     Mirada Action. Individually and collectively (i) Con. C.A. No. 12111, filed with the Court of Chancery of the State of Delaware and entitled In re: MAXXAM Inc./Federated Development Shareholders' Litigation and (ii) NL Industries Inc. and Harold C. Simmons in his capacity as Trustee of The Combined Master Retirement Trust v. MAXXAM Inc., MCO Properties Inc., Federated Development Company, Charles F. Hurwitz, Ezra G. Levin, Barry Munitz, John B. Connally, John M. Seidl, William C. Leone, Stanley D. Rosenberg and C.V. Wood, Jr., CA 12353, Court of Chancery, State of Delaware.

     Mortgaged Property. Individually and collectively, the Strategic Projects and the Non-Strategic Projects.

     Multiemployer Plan. Any multiemployer plan within the meaning of 3(37) of ERISA maintained or contributed to by the Borrower, the LP or any ERISA Affiliate.

     Notification Letters.  See 7.14.

     Net Proceeds. The difference between gross sales price, less reasonable closing costs.

     Net Worth. Shareholder's Equity, plus, as long as MCO Limited Partner, Inc. remains an affiliate of the Borrower, the entire amount of partners' equity in the LP owned by MCO Limited Partner, Inc., which is categorized as a minority interest on the consolidated balance sheet of the Borrower.

     New Notes Receivable. Such of a Party's Notes Receivable arising subsequent to the date of this Agreement.

     Non-Strategic Projects. Each of the properties listed on the Schedule 1-1(b) annexed hereto entitled "Non-Strategic Projects," including, without limitation, those properties located in, or known as, Pueblo West, Colora-do, Westcliff, Texas, Waterwood, Texas, Rio Communities, New Mexico, Vail Valley Ranch, Arizona, Paradise Hills, New Mexico, Arizona Sunsites, Arizona, Tucson Day Ranch, Arizona, Ina/LaCholla, Arizona.

     Note. Shall mean individually and collectively the Borrower Revolving Credit Note and the LP Revolving Credit Note.

     Note Obligors. An unaffiliated third party individual(s) or entity liable to any of the Parties on account of any Notes Receivable.

     Notes Receivable. Negotiable instruments: (i) not subject to any de-fenses, and (ii) representing an unconditional order to pay for credit extended to any Note Obligor, whether or not yet earned by performance.

     On-Loan.  See 7.11.

     Obligations. All indebtedness, obligations and liabilities of the Parties, and each of them, jointly and severally, to the Bank, whether existing on or prior to the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law of otherwise, including, without limitation those arising under this Agreement, the Guaranties, the Security Documents or any of the other Loan Documents or in respect of any of the Loans or other instruments at any time evidencing any thereof.

     Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

     PBGC. The Pension Benefit Guaranty Corporation created by 4002 of ERISA and any successor entity or entities having similar responsibilities.

     Parties. Jointly and severally, the Borrower, the LP, Westcliff, Horizon and HPC.

     Permitted Distributions. Distributions and/or payments permitted pursuant to 8.7.

     Permitted Liens. Liens, security interests and other encumbrances permitted by 8.2.

     Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

     Real Estate. All real property owned or leased (as lessee or sublessee) by any of the Parties, or any of their respective Subsidiaries, including any real property owned with other Persons as a partner, joint venturer, or otherwise (as, for example, SunRidge Canyon, L.L.C.).

     Record. The grid attached to the Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Revolving Credit Loan.

     Reimbursement Agreement. The applications made and agreements entered into between the Bank and the Parties relating to the Letters of Credit, in substantially the form annexed hereto as Exhibit E, as the same may be amended and in effect from time to time.

     Release.  See 6.17(c)(iii).

     Retail Lot Contracts. Such contracts and agreements entered by and between any of the Parties and any Person for the sale of any subdivided lot that is part of the Mortgaged Property, and not otherwise constituting a Bulk Sales Land Contract, provided, however, until satisfaction of the Mirada Preconditions, none of the Notes Receivable derived from Retail Lot Contracts entered into by and between the Borrower and any Person relating to the sale of land at the Strategic Project known as Rancho Mirage/Mirada, California shall constitute Acceptable New Notes Receivable.

     Revolving Credit Loans. Revolving credit loans (inclusive of all undrawn Letters of Credit) made or to be made by the Bank to the Borrower and/or the LP pursuant to 2.

     Revolving Credit Maturity Date. May 15, 1998, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

     Revolving Credit Note. Shall mean individually and collectively the Borrower Revolving Credit Note and the LP Revolving Credit Note.

     Revolving Credit Note Record. A Record with respect to the Revolving Credit Note.

     Security Documents. All documents, instruments and/or agreements executed and/or delivered by any of the Parties, evidencing all collateral security granted, pledged, assigned or delivered by any of the Parties as collateral security for the payment and performance of the Obligations, all as more particularly described in 5.

     Service Agreements shall mean service agreements, whether written or oral, relating to the maintenance, security, finance or insurance of the Notes Receivable.

     Shareholder's Equity shall mean shareholder's equity (or deficit) of the Borrower determined in accordance with Generally accepted accounting principles, consistently applied.

     Strategic Projects. Individually and collectively, the properties located in, or known as, Fountain Hills, Arizona, Lake Havasu City, Arizona and Rancho Mirage, sometimes referred to as Mirada, California (as more particularly described on a current real estate inventory and receivable summary annexed hereto as Schedule 1-1(c) entitled "Strategic Projects").

     Subordination Agreement. The Subordination Agreements, dated December 29, 1992, December 29, 1993 and to be dated on or prior to the Closing Date (if any), among the Bank, the Guarantors, or any of their respective affiliates or subsidiaries (collectively, the "Creditors"), the Borrower and the LP in form and substance satisfactory to the Bank, pursuant to which the rights of the Creditors against the Borrower and/or the LP with reference to indebtedness of the Borrower and/or the LP to such Creditors are subordinated to the rights of the Bank against the Borrower with reference to the Borrower's and the LP's Indebtedness to the Bank.

     Subsidiary. Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding Voting Interests.

     Survey shall mean an instrument survey (or plans), including any date-down survey, or engineer's certification, sufficient to continue the deletion (if presently existing) of the survey exception from any existing Title Policy for which any update or endorsement shall be issued with respect to any of the Strategic Projects, or to remove the survey exception from any new Title Policy to be issued in connection with the Loan with respect to any of the Strategic Projects, except for (i) any additional Developed Lots at the Strategic Project known as Fountain Hills, Arizona, and (ii) until satisfaction of the Mirada Preconditions, any Developed Lots at the Strategic Project known as Mirada/Rancho Mirage located in California, which, if necessary to delete, or continue the deletion of the survey exception, shall show the location of all buildings, structures, easements and utility lines on the Mortgaged Property, shall show that all buildings and structures are within the lot lines of the Mortgaged Property, shall not show any encroachments by others, shall show the zoning district or districts in which the Mortgaged Property is located and shall show whether or not the Mortgaged Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law.

     Surveyor Certificate shall mean a certificate executed by the surveyor who prepared the Survey, or the engineer who prepared the certification, dated as of a recent date and containing such information relating to the Mortgaged Property as the Bank, its counsel or the Title Insurance Company may require (and as customarily furnished within the professional capacities of the surveyor or engineer), such certificate to be satisfactory to the Bank and its counsel, in form and substance.

     Suspension Event. The occurrence of any event which, solely with the passage of time or the giving of notice (or both), would be, an Event of Default.

     Title Insurance Company. See Schedule 1-1(d) annexed hereto entitled "Title Insurance Company."

     Title Policy shall mean ALTA standard form title insurance policies issued by the Title Insurance Companies acceptable to the Bank, and in each instance (with such reinsurance or co-insurance as the Bank may require, any such reinsurance to be with direct access endorsements), equal to the corresponding amount for the following projects (the "Insured Projects"):

     Insured Projects                                  Amount

     Fountain Hills, Arizona
       Arizona - Simultaneous Issue with
       Lake Havasu City Arizona (and including
       separate Fountain Hills Developed Lots
       Coverage in the amount of $2,000,000.00)   $27,000,000.00

     Lake Havasu, Arizona - Simultaneous
       with Fountain Hills, Arizona               $25,000,000.00

     Rancho Mirage/Mirada, California             $ 2,000,000.00

     Ina/LaCholla, Arizona                        $   100,000.00

     Vail Valley/Tuscon Day Ranch, Arizona        $   900,000.00

     Waterwood, Texas                             $ 1,000,000.00

     each insuring the priority of the Security Documents (relevant to the Insured Projects), and that each of the Parties (where applicable) hold marketable or insurable (as applicable in each state of issuance) fee simple title to the Insured Projects, subject only to the encumbrances permitted by the Security Documents (relevant to the Insured Projects) and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (if applicable), shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Bank in its sole discretion, and shall contain such endorsements and affirmative insurance as the Bank in its discretion may require (as is available in each state of issuance), including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement,
     (c) usury endorsement, (d) revolving credit endorsement, (e) doing business endorsement and (f) ALTA form 3.1 zoning endorsement.

     Title Update Letter shall mean a title certification letter addressed to the Bank (in form and substance satisfactory to the Bank), pursuant to which a Title Insurance Company (acceptable to the Bank) shall certify as to the status of title to the property that is the subject of such Title Update Letter.

     Type. As to any Revolving Credit Loan its nature as a Domestic Rate Loan or a Eurodollar Rate Loan.

     Underwriting Criteria. See Schedule 1-1(e) annexed hereto entitled Underwriting Criteria for Notes Receivable.

     Voting Interests. Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage or conduct the business of the corporation, partnership, association, trust or other business entity involved.

     Westcliff.  As defined in the preamble hereto.

     1.2.  Rules of Interpretation.

          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

          (b) The singular includes the plural and the plural includes the singular.

          (c) A reference to any law includes any amendment or modification to such law.

          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by Generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

          (f) The words "include", "includes" and "including" are not limiting.

          (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in Massachusetts, have the meanings assigned to them therein.

          (h) Reference to a particular "" refers to that section of this Agreement unless otherwise indicated.

          (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

     2.   THE REVOLVING CREDIT FACILITY.

     2.1.  Revolving Credit Loans.

     Sub-Part A - Loans to the Borrower

     2.1.1. Commitment to Lend and Borrower's Promise to Pay. (a) Subject to the terms and conditions set forth in this Agreement, and provided there is then existing no Suspension Event or Event of Default, the Bank agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Bank given in accordance with 2.1.7, such sums as are outstanding as of the Closing Date and as may thereafter be requested by the Borrower, provided, however, the maximum principal amount of Revolving Credit Loans made to the Borrower (after giving effect to all amounts requested) shall not, at any one time, exceed the Borrower Availability. Each request for a Revolving Credit Loan here-under shall constitute a representation and warranty by Borrower on behalf of itself and each of the Parties that the conditions set forth in 10 and 11, in the case of the initial Revolving Credit Loan, and 11, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

          (b) Except as provided for in 2.2.2, and in 2.2.4, herein, and provided there is no Event of Default pursuant to which the Obligations are deemed to be accelerated (as provided for herein), or the Bank accelerates the Obligations, the Revolving Credit Loans shall mature and be due and payable, in full, on the Revolving Credit Maturity Date.

     2.1.2. The Borrower Revolving Credit Note. The Borrower's Revolving Credit Loans shall be evidenced by an amended and restated promissory note of the Borrower in substantially the form of Exhibit A hereto (the "Borrower Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. The Borrower Revolving Credit Note shall be payable to the order of the Bank in the principal amount equal to the Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by the Bank to the Borrower, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan to the Borrower, or at the time of receipt of any payment of principal on the Borrower's Revolving Credit Note, an appro-priate notation on the Record reflecting the making of such Revolving Credit Loan to the Borrower, or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans made to the Borrower set forth on the Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Borrower Revolving Credit Note to make payments of principal of, or interest on, the Borrower Revolving Credit Note when due.

     Sub-Part B - Loans to the LP

     2.1.3. Commitment to Lend and the LP's Promise to Pay. (a) Subject to the terms and conditions set forth in this Agreement, and provided there is then existing no Suspension Event or Event of Default, the Bank agrees to lend to the LP and the LP may borrow, repay, and reborrow from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the LP to the Bank given in accordance with 2.1.7, such sums as are outstanding on the Closing Date and as thereafter may be requested by the LP, provided, however, the maximum principal amount of Revolving Credit Loans made to the LP (after giving effect to all amounts requested) shall not, at any one time, exceed the LP Availability. Each request for a Revolving Credit Loan to the LP hereunder shall constitute a representation and warranty by the LP on behalf of itself and each of the Parties that the conditions set forth in 10 and 11, in the case of the initial Revolving Credit Loan made to the LP, and 11, in the case of all other Revolving Credit Loans made to the LP, have been satisfied on the date of such request.

          (b) Except as provided for in 2.2.2, and in 2.2.4, herein, and provided there is no Event of Default pursuant to which the Obligations are deemed to be accelerated (as provided for herein), or the Bank accelerates the Obligations, the Revolving Credit Loans made to the LP shall mature and be due and payable, in full, on the Revolving Credit Maturity Date.

     2.1.4. The LP's Revolving Credit Note. The LP's Revolving Credit Loans shall be evidenced by an amended and restated promissory note of the LP in substantially the form of Exhibit B hereto (the "LP Revolving Credit Note"), dated as of December 29, 1993 and completed with appropriate insertions. The LP's Revolving Credit Note shall be payable to the order of the Bank in the principal amount equal to the Commitment or, if less, the outstanding amount of all Revolving Credit Loans made to the LP made by the Bank, plus interest accrued thereon, as set forth below. The LP irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan made to the LP or at the time of receipt of any payment of principal on the LP Revolving Credit Note, an appropriate notation on the Record reflecting the making of such Revolving Credit Loan to the LP or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans made to the LP set forth on the Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the LP hereunder or under the LP Revolving Credit Note to make payments of principal of, or interest on, the LP Revolving Credit Note when due.

     Sub-Part C - Applicable to All Revolving Credit Loans

     2.1.5. Collateral Note. In addition to the Revolving Credit Note, to the extent the Bank or its counsel deem it necessary or advisable to perfect and/or enforce its rights and remedies against the Parties in each or any of the jurisdiction where any of the Strategic Projects or Non-Strategic Projects are located, the Parties shall execute and deliver to the Bank, a note and/or an amendment and restatement to any existing note(s) (hereinafter, individually and collectively, the "Collateral Note") evidencing all or any portion of the Obligations to the Bank, or to any beneficiary under any Deed(s) of Trust. The Collateral Note shall not constitute an obligation in addition to the Revolving Credit Notes, but rather, the outstanding principal balance of any such Collateral Note shall constitute a portion of the Revolving Credit Notes. Additionally, interest shall accrue and be payable, together with the outstanding principal balance of the Collateral Note, in accordance with the terms and conditions of the Revolving Credit Notes.

     2.1.6.  Interest on Revolving Credit Loans.

     (a) Each Domestic Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the Domestic Rate.

     (b) (i) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the Eurodollar Rate determined for such Interest Period.

          (ii) In accordance with 2.1.8, herein, until the occurrence of an Event of Default or Suspension Event, the Borrower and/or the LP may select interest periods of three, six, nine or twelve months with respect to the Eurodollar Rate Loans, provided that no interest period shall end after the Revolving Credit Maturity Date and in no event shall there be more than four (4) Interest Periods in the aggregate in effect at any one time.

     (c) The Borrower and the LP shall each pay interest on each Revolving Credit Loan made to the Borrower or the LP, respectively, in arrears on each Interest Payment Date with respect thereto.

     2.1.7. Requests for Revolving Credit Loans. (a) The Borrower and the LP may request in the aggregate up to four (4) advances each month. The first request for an advance during each month must be made concurrent with the Borrower's and the LP's submittance of the Borrowing Base Report for the subject month. Each subsequent request for an advance must be in the form of Exhibit C hereto. The Borrower and the LP shall give to the Bank written notice in the form of Exhibit C hereto of each Revolving Credit Loan requested hereunder (a "Loan Request") (a) no less than three (3) Business Days prior to the Drawdown Date for the first Domestic Rate Loan requested by the Borrower or the LP in any month, (b)(i) on the same Business Day as the proposed Drawdown Date for any Domestic Rate Loan requested by the Borrower or the LP after the first advance during any month if such request for a subsequent advance is received by the Bank by 11:00 a.m. Boston time; in the event that any such requests for subsequent advances are not received by 11:00 a.m. Boston time, one (1) Business Day prior to the Drawdown Date, and (c) no less than three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall be irrevocable and binding on the Borrower and the LP and shall obligate the Borrower and/or the LP to accept the Revolving Credit Loan requested from the Bank on the proposed Drawdown Date.

          (b) Provided there is then existing no Suspension Event or Event of Default, the Borrower and/or the LP may, from time to time, request that the Bank make loans and advances against Notes Receivable arising out of Amenity Sales Contracts, provided, however, (i) nothing contained herein shall in any way constitute a commitment by the Bank to make any loans or advances against Notes Receivable arising out of Amenity Sales Contracts,
(ii) all loans or advances against Notes Receivable arising out of Amenity Sales Contracts shall be subject to Borrower Availability and LP Availability, as applicable, (iii) the making of any such loan or advance on any one occasion shall not, in any way, constitute a commitment by the Bank to make any additional loans or advances on any other occasion, and
(iv) any loans and advances so made by the Bank against Notes Receivable arising out of any Amenity Sales contracts shall be upon such terms and conditions as the Bank may determine in its sole and absolute discretion. In the event that any such loans or advances are so made by the Bank, each such loan or advance shall constitute a Loan.

          (c) The Borrower and the LP shall each open and maintain at the Bank an account (hereinafter, each, a "Loan Account"), into which Loan Account the Bank may (at the Bank's discretion and without notice in each instance) deposit the proceeds of any loans or advances under the Revolving Credit Loan. The payment of principal, interest, Facility Fees, Administrative Fees, L/C Fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents may (at the Bank's discretion, and without notice, in each instance), be automatically debited by the Bank from the Loan Account. The Bank shall endeavor to furnish the Borrower and the LP with notice of any deposit into, or withdrawal of funds from, the Loan Account, provided, however, the Bank shall not, in any way, be liable to the Borrower, the LP or any of the other Parties as a result of its failure to furnish such notice.

     2.1.8.  Conversion Options.

          (a) The Borrower and/or the LP may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a Eurodollar Rate Loan into a Domestic Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; (ii) with respect to any such conversion of a Domestic Rate Loan to a Eurodollar Rate Loan, the Borrower and/or the LP, as applicable, shall give the Bank at least three (3) Eurodollar Business Days' prior written notice of such election and (iv) no Loan may be converted into a Eurodollar Rate Loan when any Suspension Event or Event of Default has occurred. All or any part of outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that partial conversions shall be in an aggregate principal amount of $50,000 or an integral multiple of $50,000 in excess thereof. Each Conversion Request relating to the conversion of a Domestic Rate Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower and/or the LP.

          (b) Any Revolving Credit Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower and/or the LP, as applicable, with the notice provisions contained in 2.1.8(a); provided that when any Suspension Event or Event of Default has occurred, any or all Eurodollar Rate Loans may, at the option of the Bank (in its sole and absolute discretion), be automati-cally converted to Domestic Rate Loans bearing interest at the Default Rate either immediately upon such occurrence or on the last day of the Interest Period relating thereto.

          (c) In the event that the Borrower or the LP does not notify the Bank of its election hereunder with respect to any Revolving Credit Loan, such Revolving Credit Loan shall be automatically converted to a Domestic Rate Loan at the end of the applicable Interest Period.

          (d) Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

     2.2.  REPAYMENT OF THE REVOLVING CREDIT LOANS.

     2.2.1. Maturity. (a) The Borrower and the LP each promises to pay on the Revolving Credit Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Maturity Date, all of their respective Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

          (b) On the Revolving Credit Maturity Date, the Borrower and the LP shall each cause to be returned to the Bank all undrawn Letters of Credit.

     2.2.2. Mandatory Repayments of Revolving Credit Loans. If at any time the sum of the outstanding amount of the Revolving Credit Loans exceed the Borrower Availability or the LP Availability, as applicable, then the Borrower or the LP, as applicable, shall immediately pay the amount of such excess to the Bank for application to the Revolving Credit Loans made to the Borrower or the LP, as applicable.

     2.2.3. Optional Repayments of Revolving Credit Loans. The Borrower and/or the LP, in addition to the payments to be made pursuant to 2.2.4, below, shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, subject, however, to the terms and conditions set forth in 4.8, below; provided that the full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this 2.2.3 may be made only on the last day of the Interest Period relating thereto. Except with respect to the payments to be made pursuant to 2.2.4, below, the Borrower and/or the LP shall give the Bank, no later than 10:00 a.m., Boston time, at least three (3) Eurodollar Business Days' prior written notice of any proposed repayment pursuant to this 2.2.3 of Eurodollar Rate Loans, specifying the proposed date of payment of Revolving Credit Loans and the principal amount to be paid. Each such partial prepayment of the Eurodollar Rate Loans (other than payments to be made pursuant to 2.2.4, below) shall be in an integral multiple of $10,000, and shall be accompa-nied by the payment of accrued interest on the principal repaid to the date of payment. In the absence of instruction by the Borrower or the LP, partial prepayments of outstanding Revolving Credit Loans shall be applied first to the principal of Domestic Rate Loans and then to the principal of Eurodollar Rate Loans.

     2.2.4. Periodic Payments of Revolving Credit Loans. (a) (i) Whether or not there is then existing a Suspension Event or an Event of Default, each of the Parties shall cause all payments, checks, drafts, letters of credit, and other items which represent payment on account of the Notes Receivables, and any proceeds and collections of the Notes Receivable to be delivered by the Note Obligors and/or any other Person directly to a lock box/blocked account or accounts (the "Lock Box Account") at Bank One, Arizona, or its successors (the "Depository"), or similar recipient.

               (ii) Until the within Agreement is terminated by a duly authorized officer of the Bank, and provided there is then existing no Suspension Event or Event of Default, weekly (on Tuesday of each week), the Borrower and the LP shall, pursuant to the terms and conditions of the Agency Agreement (hereinafter, the "Agency Agreement") entered into by and among the Borrower, the LP, the Bank and the Depository, instruct the Depository to transfer all available (collected) funds in the Lock Box Account to the Bank in the manner provided for in the Agency Agreement.
The Borrower and the LP each acknowledges and agrees that except with respect to its (and/or its servicing agent's) ability to instruct the Depository to transfer funds to the Bank, and its (and/or its servicing agent's) ability to monitor the status of the Lock Box Account by virtue of its (and/or its servicing agent's) on-line computer networking with the Depository, neither the Borrower, the LP nor their respective servicing agents shall have any right to control, manage or otherwise direct the Depository to take any action with respect to, the Lock Box Account.

          (b) To the extent that any payments, checks, drafts, payments or the proceeds of any drawing of any letters of credit, and other items representing payment on account of the Notes Receivable are received by any of the Parties, each of the Parties shall deliver to the Lock Box Account, in the same form as so received, all of such payments, checks, drafts, payments or the proceeds of any drawing of any letters of credit issued for the benefit of any of the Parties, and other items which represent payments on account of the Notes Receivable and any proceeds and collections of the Notes Receivable, each of which payments, checks, drafts, payments or the proceeds of any drawing of any letters of credit, and other items shall be endorsed (in form and substance satisfactory to the Bank and the Bank's counsel) in favor of, and delivered to the Lock Box.

          (c) (i) Payments on account of the outstanding amount of the Revolving Credit Loans shall be paid, from time to time, by application by the Bank of payments received by the Bank from the Depository on account of the Notes Receivable.

               (ii) All items received in payment toward the Borrower's or the LP's Obligations prior to 3:00 p.m. Boston Time on the date of receipt shall be credited against the Obligations on the date of receipt, provided, however, all items received in payment towards the Obligations after 3:00 p.m. Boston Time on the date of receipt shall not be credited against such Obligations until the next Business Day, and all such credits shall be subject to collectability by the Bank of each such item. All payments may be applied to the Borrower's Revolving Credit Note, the LP's Revolving Credit Note and the other Obligations in such order and manner as the Bank in its reasonable discretion determines.

          (d) Notwithstanding the application of payments described herein, the Borrower and the LP shall be responsible for all required payments whether or not payments are received by the Bank on account of the Notes Receivable.

     2.3.  Letters of Credit.

     2.3.1. Issuance of Letters of Credit. (a) Subject to the terms and conditions set forth in this Agreement and the applicable Reimbursement Agreement, upon the written request to the Bank by the Borrower or the LP (with respect to new Letters of Credit), or by the Borrower, the LP or MAXXAM (with respect to the extension or renewal of any existing Letter of Credit), the Bank agrees to: (a) issue, for the account of the Parties, on any Business Day after the date hereof but prior to the Revolving Credit Maturity Date (provided, however, no Letters of Credit to be issued shall have an expiry date that is later in time than the Revolving Credit Maturity Date), one or more irrevocable stand-by Letters of Credit, and (b) extend or renew, for the account of the Parties or MAXXAM, any outstanding Letter of Credit issued for the account of the Parties or MAXXAM prior to the date hereof, the aggregate of which ((a) and (b)) shall not exceed the Letter of Credit Amount. Any Letters of Credit previously issued for the account of the Parties or MAXXAM prior to the date hereof that remain outstanding as of the date hereof may remain outstanding or be extended or renewed (subject to the Letter of Credit Amount) provided, however, no new Letters of Credit will be issued for the account of MAXXAM (or any affili-ated entity of MAXXAM which is not also a Party), subsequent to the date hereof. Each written request (including a completed application on the Bank's form) for the issuance (in favor of the Parties), or the extension or renewal (on behalf of the Parties or MAXXAM) of a Letter of Credit hereunder shall be received by the Bank at least three Business Days prior to the proposed date of issuance. The expiry dates, amounts and bene-ficiaries of the Letters of Credit will be as agreed by the Borrower, the LP, or MAXXAM (where applicable) and the Bank (in its reasonable discretion), and each Letter of Credit shall be in a form acceptable to the Bank in its discretion. Each Letter of Credit issued subsequent to the date hereof shall be issued pursuant to a Reimbursement Agreement to be entered into between the Borrower and/or the LP and the Bank; provided, however, that to the extent that the terms and conditions of any Reimbursement Agreement are in conflict with or are inconsistent with the terms and conditions of this Agreement, the obligations of the Bank, the Borrower and/or the LP with respect to Letters of Credit shall be governed by the terms and conditions of this Agreement.

          (b) (i) The Borrower and the LP each acknowledges that notwithstanding anything to the contrary contained herein in any Reimburse-ment Agreement, and/or on any of the other Loan Documents, the Borrower and the LP shall each be primarily obligated to the Bank for the prompt, punctual and faithful payment and performance of any drawings under any Letter of Credit, L/C Fees (as defined herein) and any other costs and expenses incurred by the Bank in connection with any Letter of Credit, whether or not such Letter of Credit is issued for the account of the Borrower, the LP or for the account of MAXXAM or any of the other Parties.

               (ii) The Borrower and the LP each hereby agrees that the Bank may at any time, and from time to time, without thereby releasing the Borrower or the LP from any liability on account of the matters referred to in Subsection (i), above, and without notice to or further consent from the Borrower or the LP, either with or without consideration: release or surrender any lien or other security of any kind or nature whatsoever held by it or by any person, firm or corporation on its behalf or for its account, securing any of the Obligations; substitute for any collateral so held by it, other collateral of like kind, or of any kind; modify the terms of any Letter of Credit issued for the account of MAXXAM or any of the Parties or any instrument, document, or agreement relating to such Letter of Credit between the Bank and MAXXAM or any such Party; extend or renew the Obligations for any period; grant releases, compromises and indulgences with respect to the Obligations or the Loan Documents and to any persons or entities now or hereafter liable thereunder or hereunder; release MAXXAM or any Party, surety, endorser or accommodation party of the Obligations, the Security Documents or any other Loan Documents; or take or fail to take any action permitted or required pursuant to the Loan Documents.

     2.3.2. Interest on Letters of Credit. Notwithstanding anything to the contrary contained herein, any drawing under any Letters of Credit shall bear interest at the Letter of Credit Interest Rate, compounded daily (to the extent permitted by law) and shall be payable ON DEMAND.

     2.3.3. Effects of Drawings. Each drawing under a Letter of Credit shall be payable ON DEMAND. The liability of the Borrower and the LP under this Agreement to repay the Bank in respect of drawings under Letters of Credit shall be Obligations secured pursuant to the Security Documents and such liability shall rank pari passu with the Obligations of the Parties to repay all other Loans hereunder.

     3.   FEES.

     3.1. Facility Fee. The Borrower and/or the LP shall pay the Bank, monthly in arrears for each month hereafter until the Revolving Credit Maturity Date, a facility fee equal to

               (i)       the difference between

                    (A)  Fourteen Million Dollars ($14,000,000.00)

                    and

                    (B) the average outstanding balance owed by the Borrower and the LP in the aggregate to the Bank for borrowings made under the Revolving Credit Loan during the subject month,

               (ii)      multiplied by 0.375,

               (iii)     divided by twelve (12).

     3.2. Administration Fee. In order to compensate the Bank for its administration of the Revolving Credit Loan, the Borrower and/or the LP shall pay to the Bank, a quarterly administration fee (the "Administration Fee") in the amount equal to the product of (a) the Commitment and (b) one quarter of one-half percent (e.g. based on a $14,000,000.00 Commitment, the quarterly Administration Fee would be $17,500.00). The quarterly Admin-istration Fee shall be deemed fully earned on the first day of each quarter that any Revolving Credit Loan is in effect and shall be nonrefundable even if all Revolving Credit Loans are paid in full during any such quarter.
The Administration Fee shall be paid in consecutive quarterly payments on the first day of every April, July, October and January of each calendar year during the term of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Obligations are paid in full and the within Agreement is terminated by a duly authorized officer of the Bank on the Revolving Credit Maturity Date, the Administration Fee due and owing for the last quarterly period covered by the Agreement that is less than a full quarterly period shall be prorated for the number of days of the subject quarter on a quarterly per diem basis.

     3.3. L/C Fee. (a) The Borrower and/or the LP shall pay to the Bank a fee (hereinafter, the "L/C Fee") with respect to the Letters of Credit equal to two percent (2.0%) per annum of the face amount of any outstanding Letters of Credit, the L/C Fee being determined and payable as follows:

          (b) The L/C Fee shall be determined based upon a 360 day year over actual number of days elapsed.

          (c) (i) For all Letters of Credit to be issued or renewed by the Bank (including, without limitation, for any renewal of any existing Letters of Credit), the entire L/C Fee shall be paid in advance. (ii) Provided there is then existing no Suspension Event or Event of Default, for any Letter of Credit, the face amount of which is reduced, or for any Letter of Credit returned (undrawn) to the Bank prior to the expiry date, the Bank agrees (subject to the terms and conditions set forth herein) to refund (on a pro-rata basis) that portion of the L/C Fee equal to: (x) the difference between (A) the number of days for which the Letter of Credit was initially issued, less (B) the number of days for which the Letter of Credit remained outstanding prior to return or reduction, (y) divided by the number of days of the initial term of the Letter of Credit, (z) (i) in the event of any returned Letter of Credit, multiplied by the L/C Fee, and
(ii) in the event of a reduction of any Letter of Credit, multiplied by the amount by which the face amount of such Letter of Credit was reduced, divided by the original face amount of such Letter of Credit and multiplied by the L/C Fee, provided, however, with respect to any new Letter of Credit (other than the renewal of any Letters of Credit) returned (undrawn) to the Bank prior to the expiry date, or reduced from the initial amount, the L/C Fee to be paid (as provided for herein) shall not, in any event, be less than an L/C Fee based upon an entire Letter of Credit outstanding for a six
(6) month period. (iii) Except as provided for herein, there shall be no refund of any portion of the L/C Fee in the event of the expiration, termination or other modification of, or drawing under, any Letter of Credit during any month.

     4.   CERTAIN GENERAL PROVISIONS.

     4.1.  Funds for Payments.

     (a) Unless otherwise agreed to by the Bank, all payments of principal, interest, Facility Fees, Administrative Fees, L/C Fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Bank at its head office at 100 Federal Street, Boston, Massachusetts 02110, or at such other location in the Boston, Massachusetts area that the Bank may from time to time designate, in each case in immediately available funds, provided, however, the payment of principal, interest, Facility Fees, Administrative Fees, L/C Fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents may be automatically debited by the Bank from the Loan Account (or any subsequent or replacement account maintained by the Borrower at the Bank).

     (b) All payments by any of the Parties hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless any of the Parties are compelled by law to make such deduction or withholding. If any such obligation is imposed upon any of the Parties with respect to any amount payable by it hereunder or under any of the other Loan Documents, each of the Parties will pay to the Bank, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon any of the Parties. Each of the Parties will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. Except as otherwise provided for in the within Agreement, nothing contained in the within Section shall be deemed to impose any liability or obligation upon the Parties for the payment of any such obligation incurred by the Bank for ordinary income taxes generally paid by the Bank on account of the Bank's income or profit.


     4.2. Computations. All computations of interest on the Loans, the Facility Fees, L/C Fees and Administration Fees to the extent applicable shall be based on a 360-day year and actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Record from time to time shall be considered correct and binding on the Borrower and/or the LP unless within thirty (30) Business Days after receipt of any notice by the Borrower or the LP of such outstanding amount, the Borrower or the LP shall notify the Bank to the contrary. The Bank will endeavor to furnish the Borrower or the LP with notice of any discrepancy or inconsistency between the Bank's records and information furnished by the Borrower or the LP to the Bank provided, however, the Bank shall be under no obligation to furnish the Borrower or the LP with notice of any such inconsistency or discrepancy and shall have no liability on account of its failure to furnish such notice to the Borrower or the LP.

     4.3. Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the LP) to the Borrower and the LP. In such event (a) any Loan Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Domestic Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Domestic Rate Loan, and (c) the obligations of the Bank to make Eurodollar Rate Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall so notify the Borrower and the LP.

     4.4. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain Eurodollar Rate Loans, the Bank shall forthwith give notice of such circumstances to the Borrower and the LP and thereupon (a) the commitment of the Bank to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and
(b) the Eurodollar Rate Loans then outstanding shall be converted auto-matically to Domestic Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower and the LP each hereby agrees to pay the Bank, upon receipt of the Certificate (or any subsequent Certificates) provided for in 4.8, herein, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this 4.4, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder.

     4.5. Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, the Commitment or the Loans (other than taxes based upon or measured by the income or profits of the Bank), or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Bank of the principal of or the interest on any Loans or any other amounts payable to the Bank under this Agreement or the other Loan Documents, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of the Bank, or

          (d) impose on the Bank any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, the Commitment, or any class of loans or commitments of which any of the Loans or the Commitment forms a part; and the result of any of the foregoing is

               (i) to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or the Commitment, or

               (ii) to reduce the amount of principal, interest or other amount payable to the Bank hereunder on account of the Commitment or any of the Loans, or

               (iii) to require the Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrower hereunder, then, and in each such case, upon receipt of the Certificate (or any subsequent Certificates) provided for in 4.8, herein, the Borrower and the LP each will, from time to time, pay to the Bank such additional amounts set forth in the Certificate, which will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or other sum.

     4.6. Capital Adequacy. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and the Bank determines that the amount of capital required to be maintained by it is increased by or based upon the existence of the Loans made or deemed to be made pursuant hereto, then the Borrower and the LP each shall upon its receipt of the Certificate (or any subsequent Certificates) provided for in 4.8, herein, pay to the Bank, from time to time, as an additional fee payable hereunder, such amount as set forth in such Certificate or Certificates, which amount(s) will adequately compensate the Bank in light of these circumstances for its increased costs of maintaining such capital. The Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

     4.7. Indemnity. If, due to payments or Conversion Requests or due to acceleration of the maturity of the Revolving Credit Loans pursuant to the Note or due to any other reason, including without limitation the occur-rence of an Event of Default, the Bank receives payments of principal of, or is subject to a conversion of a Eurodollar Rate Loan into another Type of Revolving Credit Loan other than on the last day of an Interest Period relating thereto, the Borrower and/or the LP shall, upon its receipt of the Certificate (or any subsequent Certificates) provided for in 4.8, pay to the Bank any amounts required to compensate the Bank for any losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain such Revolving Credit Loans. Such compensation, and any additional compensation provided for in the Note shall include, without limitation, an amount calculated as follows:

               (i) First, the Bank shall determine the amount by which (A) the total amount of interest which would have otherwise accrued hereunder on each installment of principal so paid or not borrowed, during the period beginning on the date of such payment or failure to borrow (after having been given proper notice with a Loan Request or Conversion Request and ending on the date such installment would have been due (the "Reemployment Period"), exceeds (B) the total amount of interest which would accrue, during the Reemployment Period, on any readily marketable bond or other obligation of the United States of America designated by the Bank in its sole discretion at or about the time of such payment, such bond or other obligation of the United States of America to be in an amount equal (as nearly as may be) to the amount of principal so paid or not borrowed and to have a maturity comparable to the Reemployment Period, and the -interest to accrue thereon to take account of amortization of any discount from par or accretion of premium above par at which the same is selling at the time of designation. Each such amount is hereafter referred to as an "Installment Amount".

               (ii) Second, each Installment Amount shall be treated as payable as of the date on which the related principal installment would have been payable by the Borrower or the LP, as applicable, had such principal installment not been prepaid or not borrowed.

               (iii) Third, the amount to be paid on each such date shall be the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same annual interest rate as that payable upon the bond or other obligation of the United States of America designated as aforesaid by the Bank.

     4.8. Certificate. A certificate (hereinafter, the "Certificate") setting forth the calculation of any additional amounts payable pursuant to 4.4, 4.5, 4.6, 4.7 or 14 and a brief explanation of the circumstances giving rise to such amounts which are due, submitted by the Bank to the Borrower or the LP, shall be prima facie evidence that such amounts are due and owing.

     4.9. Interest on Overdue Amounts. After the occurrence of an Event of Default, all principal and (to the extent permitted by applicable law) accrued and unpaid interest on the Revolving Credit Loans and all other amounts due and payable hereunder or under any of the other Loan Documents shall, at the Bank's option, bear interest at the Default Rate, compounded daily (to the extent permitted by law), until such amount shall be paid in full (after as well as before judgment).

     4.10. Late Charge. Without derogating from the right of Bank to accelerate the maturity of the Obligations upon the occurrence of an Event of Default, if any payment due hereunder is not received by Bank within thirty (30) days of the date such payment is due, the Borrower shall pay to the Bank on demand a late charge equal to three percent (3%) of the amount of such payment.

     5.   COLLATERAL.

     5.1. Grant of Collateral. Except with respect to any of the Borrower's Collateral (as defined below) located in the State of California (hereinafter, the "MCO California Collateral"), whether now existing or hereafter arising, which MCO California Collateral shall only be granted to the Bank to secure the payment and performance of the Obligations due and owing to the Bank, the payment and performance of the Obligations (including, without limitation, the payment and performance of the Guaran-ties), shall be secured by (where applicable as indicated below), a first mortgage interest in and to each of the Party's Mortgaged Property, a continuing security interest in and lien on (or an assignment of rights for collateral purposes, as appropriate) each of the Party's respective properties, assets and rights of every kind and nature, wherever located, whether now owned or hereafter acquired or arising (other than the properties and assets listed on Schedule 5.1 annexed hereto, or as otherwise provided for in Subsection (xiii), below), including, without limitation, a pledge of all of the Parties' Notes Receivable (except as set forth on Schedule 5.2(iii) annexed hereto), and an assignment of all mortgages or deeds of trust or other collateral granted by any Note Obligor and held by a Party to secure the payment of such Notes Receivable, and an assignment of certain rights of each of the Parties with respect to each of the Mortgaged Property, and all proceeds and products thereof, subject only to Permitted Liens, including, without limiting the generality of the foregoing, the following properties, assets and rights of each of the
Parties:

          (i) all Notes Receivable, together with all collateral security granted by all Note Obligors as collateral security for the payment of all Notes Receivable;

          (ii) the Mortgaged Property including all Buildings;

          (iii) all building materials, supplies, furniture, furnishings, fixtures, equipment, contract rights, inventory, accounts, plans and specifications, trade names and other articles of personal property relating to, located on or used solely in connection with the construction, use, occupancy, operation or maintenance of any of the Mortgaged Property;

          (iv) the architect's contracts, the general contractor's contracts, agreements with soils, mechanical or structural engineers, if any, all subcontracts, all warranties, and all other rights, licenses, permits, approvals and agreements in any way relating to the construction of any of the Mortgaged Property, the Buildings or the use, occupancy, operation or maintenance of any of the Mortgaged Property;

          (v) all Leases for use or occupancy of any of the Mortgaged Property and of all rents, issues and profits of any of the Mortgaged Property;

          (vi) Service Agreements for the Notes Receivable;

          (vii) all of the issued and outstanding common stock of the Borrower;

          (viii) all goods, cash, bank accounts (including, without limitation, the Loan Account and the Lock Box Account), receivables and contract rights, under any contract for the sale of any of its properties to any Person and under all instruments, security agreements and other documents related thereto;

          (ix) all rights to the payment of money, including tax refund claims (other than tax refunds payable to MAXXAM), insurance proceeds and tort claims;

          (x) all chattel paper, documents, instruments (including intercompany promissory notes) and securities, together with all income therefrom, increases therein and proceeds thereof;

          (xi) all general intangibles, patents, trademarks, trade names, including without limitation, all right, title and interest in and to the trademarks, service marks, registrations of trademarks and servicemarks, patents and applications for patents set forth on the attached Schedule 5.2(iv) (collectively, the "Patents and Trademarks"), together with all right, title and interest of each of the Parties, in and to all patents and trademarks which it may hereinafter acquire, the right to file and prosecute applications for patents and trademarks, including the Patents and Trademarks, and similar intellectual property anywhere in the world and the good will of the business connected with the use of and symbolized by the Patents and Trademarks, together with all assets which uniquely reflect the good will of the business of each of the Parties, including but not limited to, its trade names, customer lists, trade secrets, corporate and other business records, license rights, advertising materials, operating manuals, methods, processes, know-how, sales literature, drawings, specifications, descriptions, inventions, name plates, catalogues, copyrights, dealer contracts, supplier contracts, distribution agreements, proprietary information, consulting agreements, engineering contracts and engineering drawings;

          (xii) all furniture, fixtures, equipment, inventory, raw materials, work in progress, books and records;

          (xiii) except with respect to the properties and assets listed on Schedule 5.1, annexed hereto, all interests and rights in, on or over real property pursuant to the terms of each of the mortgages, deeds of trust, assignments of rents, security agreements and the financing statements, collateral assignments of leases and rents, and such other documents as may be permitted or required in order to effect or exercise an interest or right in real property in the jurisdictions in which such property is located (collectively, the "Mortgages" ) granted by each of the Parties, (a) prior to the date hereof, with respect to any of the Strategic Projects and/or Non-Strategic Projects, and (b) with respect to all real property hereafter acquired by each of the Parties, as and when such hereafter acquired property which has not theretofore been pledged to the Bank aggregates an amount in excess of $500,000 in form and substance satisfactory to the Bank;

          (xiv) all of the partnership interests of the general partner(s) and limited partner(s) in the L.P.; and

          (xv) all right, title, and interest in and to SunRidge Canyon L.L.C., a limited liability company organized under the laws of the State of Arizona, including all proceeds, interest, dividends, rights to payment, allocations of profit and losses and other distributions arising out of, related to, or in connection with such company.

     All such assets subject to such Security Documents are collectively referred to herein as the "Collateral".

     Each of the Parties shall execute or deliver or cause to be executed or delivered to the Bank any and all documents, instruments and/or agreements, including, mortgages and/or deeds of trust, security agreements, assignments, and amendments to any existing collateral security documents, as Bank's counsel shall prepare in order to create the collateral security interests in and to the above described Collateral, together with such financing statements and other documents as are required to comply with and create and perfect a security interest under the Uniform Commercial Code. The Bank, and its counsel, shall, where permissible (as determined by the Bank and its counsel), endeavor to prepare amendment documents in order to effectuate documentation of the Loan.

     5.2. Warranty of Title. Each of the Parties each represent and warrant to the Bank, effective as of the date of the execution of this Agreement and effective as of the Closing Date, as follows:

          (i) Except for Permitted Liens, each of the Parties is the owner of the Collateral free and clear of all security interests, liens, defects, irregularities, encumbrances, easements, rights of way and clouds on title and has validly and effectively granted to the Bank a security interest in and lien upon such Collateral.

          (ii) Except as described on Schedule 5.1, none of the Parties has equity or ownership rights of any nature in any real property or fixtures attached to real property other than the real property and fixtures described in the Security Documents;

          (iii) Except as described on Schedule 5.1, none of the Parties has rights as the lessee of real estate or fixtures attached to real estate under any form of tenancy other than, and with respect to, such rights under those leases described in the Security
     Documents;

          (iv) None of the Parties has ownership rights of any name or nature in and to any patent, copyright, trademark, service mark or trade name (or any applications with respect to the foregoing) other than those patents, copyrights, trademarks, service marks and trade names (and applications) listed in Schedule 5.2(iv) annexed hereto; and

          (v) Collateral consisting of tangible personal property (including without limitation, all machinery, equipment, goods and inventory) is maintained (except for the use of motor vehicles in the conduct of each of the Party's businesses and the occasional temporary removal of any items of Collateral in connection with repairs) only at the Strategic Projects, the Non-Strategic Projects and its offices at 5847 San Felipe, Houston, Texas.

          (vi) Except as described on the Schedule entitled Existing Notes Receivable, and on Schedule 5.2(vi), none of the Parties have any interest in any Notes Receivable.

     5.3. Pro Rata Security. All amounts owing with respect to the Obligations shall be secured pro rata by the Collateral without distinction as to whether some Obligations are then due and payable and other
Obligations are not then due and payable, provided that all costs and expenses as provided in 14 hereof shall first be paid before any proceeds are applied to any other Obligations.

     6. REPRESENTATIONS AND WARRANTIES. Each of the Parties each repre-sent and warrant to the Bank as follows.

     6.1.  Corporate Authority; Etc.

          (a) Incorporation; Good Standing. The Borrower is a Delaware corporation; Westcliff is a Texas corporation; Horizon is a Delaware corporation; HPC is a Delaware corporation and the LP is a limited partnership duly organized under the laws of the State of Delaware. Each are validly existing and in good standing under the laws of their respective states of incorporation or organization, as applicable, and have all requisite power to own property and conduct their respective businesses as now conducted and as presently contemplated, and are in good standing as foreign entities and are duly authorized to do business in the respective jurisdictions where any of its Mortgaged Property is located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a materially adverse effect on the business, assets or financial condition of the Parties.

          (b) Authorization. The execution, delivery and performance of this Agreement, the Security Documents and the other Loan Documents to which any of the Parties, is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of each of the Parties, (ii) have been duly authorized by all necessary proceedings on the part of each such Person, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regula-tion to which any of the Parties, is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Parties, and (iv) do not conflict with any provision of any of the Parties' respective Articles of Organization, Certificates of Incorporation, By-Laws, partnership agreements, or other charter documents or bylaws of, or any agreement or other instrument binding upon, any of the Parties.

          (c) Enforceability. The execution and delivery of this Agreement, the Security Documents, and the other Loan Documents to which any of the Parties, is or is to become a party will result in valid and legally binding obligations of each of the Parties, enforceable against each of them in accordance with the respective terms and provisions hereof and thereof.

     6.2. Governmental Approvals. The execution, delivery and performance by each of the Parties, of this Agreement, the Security Documents, and the other Loan Documents to which any of the Parties, is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority, except with respect to the recording and filing of the Security Documents and related financing statements in the appropriate records office with respect thereto.

     6.3.  Title to Properties; Leases.  Except as indicated on  Schedule
6.3 hereto, each of the Parties own all of the assets reflected in the consolidated balance sheet of the Parties as of the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens as described in Section 8.2, annexed hereto.

     6.4. No Material Changes, Etc. Except as stated on Schedule 6.4, since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of any of the Parties, or any of their respective Subsidiaries as shown on or reflected in the consol-idated balance sheet of each of the Parties, as of the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Parties.

     6.5. Franchises, Patents, Copyrights, Etc. Each of the Parties possess all franchises, patents, copyrights, trademarks, trade names, li-censes and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

     6.6. Litigation. Except as stated on Schedule 6.6 there are no actions, suits, proceedings or investigations of any kind pending or threatened against any of the Parties, or any of their respective Subsid-iaries before any court, tribunal or administrative agency or board that, if adversely determined, might, in any case materially adversely affect the properties, assets, financial condition or business of the Parties, or materially impair the right of any of the Parties, and their respective Subsidiaries to carry on business substantially as now conducted by each of them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of each of the Parties, or which question the validity of this Agreement, the Security Documents or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

     6.7.  No Materially Adverse Contracts, Etc.  Except as set forth on
Schedule 6.7, annexed hereto, none of the Parties, nor any of their respective Subsidiaries are subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of any of the Parties. None of the Parties, nor any of their respective Subsidiaries are a party to any contract or agreement that has or is expected, in the judgment of each of the Party's officers, to have any materially adverse effect on the business of any of the Parties, or their respective Subsidiaries.

     6.8. Compliance With Other Instruments, Laws, Etc. (a) None of the Parties, nor any of their respective Subsidiaries is in violation of any provision of its respective charter or other organization documents, by-laws, or any agreement or instrument to which they may be subject or by which they or any of their properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penal-ties or materially and adversely affect the financial condition, properties or business of any of the Parties, or any of their respective Subsidiaries.

          (b) Except as disclosed on Schedule 6.6, none of the Parties, any of their respective subsidiaries, or any of their respective directors, officers, agents or employees is or at any time in the past has been advised by any governmental agency having jurisdiction that it was (unless otherwise cured, satisfied or released), or is, in violation of (i) the Interstate Land Sales Full Disclosure Act (the "Interstate Land Sales Act") or similar laws pertaining to land sales in any state in which any of the Parties, or any of their respective subsidiaries, owns, sells, transfers, manages, operates, develops or otherwise disposes of real property (ii) any federal or state securities law, (iii) the federal Truth in Lending Act (including regulations written under such Act by the Board of Governors of the Federal Reserve System) or any similar state statute, (iv) the federal Equal Credit Opportunity Act (including regulations written under such Act by the Board of Governors of the Federal Reserve System) or any similar state statute, or (v) any judgment, decree, order, law, license, rule or regulation arising under such statutes or with respect to the matters covered thereby.

     6.9. Tax Status. Except as provided for in 7.8, herein, each of the Parties (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which they are subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as provided for in 7.8, herein, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of any of the Parties know of no basis for any such claim.

     6.10. No Suspension Event or Event of Default. No Suspension Event or Event of Default has occurred and is continuing.

     6.11. Holding Company and Investment Company Acts. None of the Parties nor any of their respective Subsidiaries are a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor are any of them an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

     6.12. Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any Collateral, or rights thereunder.

     6.13. Setoff, Etc. The Collateral and the Bank's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.

     6.14. Certain Transactions. None of the officers, trustees, directors, or employees of any of the Parties, or any of their respective Subsidiaries are presently a party to any transaction with the other, or any of their respective Subsidiaries (other than for services and benefits as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee, director or such employee or, to the knowledge of the Parties, any corporation, partnership, trust or other entity in which any officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     6.15. Employee Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans. Except as set forth on Schedule 6.15 annexed hereto, none of the Parties, nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

     6.16. Regulations U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

     6.17. Environmental Compliance. Each of the Parties, have taken all reasonable steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, make the following representations and warranties:

          (a) Except as set forth on Schedule 6.17, with respect to any of the Mortgaged Property, and any other Real Estate, none of the Parties, nor any of their respective Subsidiaries or any operator of the Real Estate, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amend ments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation involves any of the Mortgaged Property or involves other Real Estate which would have a material adverse effect on the environment or the business, assets or financial condition of any of the Parties.

          (b) Except as set forth on Schedule 6.17, annexed hereto, none of the Parties, nor any of their respective Subsidiaries have received notice from any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. 9601(5), any hazardous substances as defined by 42 U.S.C. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. 9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any of the Parties, or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any of them are or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

          (c) With respect to any of the Mortgaged Property, and any other Real Estate, except as set forth on Schedule 6.17 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Mortgaged Property; (ii) in the course of any activities conducted by any of the Parties, or any of their respective Subsidiaries or to the best of their knowledge the opera tors of the Real Estate, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there has been no release i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a "Release") or threatened Release of Hazardous Substances on, upon, into or from the Mortgaged Property, or, on upon, into or from the other properties of any of the Parties, or any of their respective Subsidiaries, which Release would in the case of such other properties have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site only by carriers having an identification number issued by the EPA, and to the best of each of the Parties knowledge, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of each of the Party's knowledge, operating in compliance with such permits and applicable Environmental Laws.

          (d) Except as set forth on Schedule 6.17, annexed hereto, none of the Parties, nor any of the Mortgaged Property is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Security Documents or to the effec tiveness of any other transactions contemplated hereby.

     6.18. Subsidiaries. Schedule 6.18 sets forth all of the Subsidiaries of each of the Parties.

     6.19. Material Lease Summaries. Each of the Parties, has delivered to the Bank Material Lease Summaries dated as of the date hereof relating to the Material Leases. Such Material Lease Summaries are true, accurate and complete summaries and representations of the material terms of all Material Leases relating to the Mortgaged Property as of the date thereof.

     6.20. Loan Documents. All of the representations and warranties of each of the Parties, made in the other Loan Documents or any document or instrument delivered to the Bank pursuant to or in connection with any of the Loans are true and correct in all material respects.

     6.21. Mortgaged Property. Each of the Parties, make the following representations and warranties concerning all of the Mortgaged Property:

          (a) Off-Site Utilities. Only with respect to the Developed Lots, all water, sewer, electric, gas, telephone and other utilities are adequate to service the Developed Lots in full compliance with applicable law.

          (b) Access; Etc. The streets abutting each of the Mortgaged Property (based upon the outside perimeter of each of the Mortgaged Property), are public roads, to which the Mortgaged Property has direct access by trucks and other motor vehicles and by foot, or are private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Mortgaged Property (based upon the outside perimeter of each of the Mortgaged Property), has direct access without charge or liability for maintenance or repair.

          (c) No Required Real Property Consents, Permits, Etc. (i) None of the Parties, has received any notices of, or has any knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, for the Developed Lots, which have not or will not be granted, effected, or performed and completed (as the case may be) or any fees or charges therefor which have not been fully paid. No such approvals, consents, permits or licenses, (including, without limitation, any railway siding agreements) will terminate, or become void or voidable or terminable on any foreclosure sale of the Developed Lots pursuant to the Security Documents.

               (ii) Except as set forth on Schedule 6.21(c), annexed hereto, there are no outstanding notices, suits, orders, decrees or judgments relating to adverse zoning, building use and occupancy, fire, health, sanitation, or other violations affecting, against, or with respect to, the Mortgaged Property or any part thereof that, if adversely determined, might materially adversely affect the use of the Mortgaged Property, the ability of any of the Parties, and their respective Subsidiaries, to carry on business substantially as now conducted by each of them, or the ability of any of the Parties, and their respective Subsidiaries to comply with any of the terms of the within Agreement.

          (d) Insurance. None of the Parties, has received any notices from any insurer or its agent requiring performance of any work with respect to the Mortgaged Property or cancelling or threatening to cancel any policy of insurance, and the Mortgaged Property complies with the requirements of all insurance carriers.

          (e) Real Property Taxes; Special Assessments. There are no unpaid or outstanding real estate or other taxes or assessments, or other governmental charges on or against the Mortgaged Property or any part thereof which are payable by any of the Parties other than (i) real estate taxes not yet due and payable); (ii) real estate taxes, the validity or amount of which are currently being contested in good faith by appropriate proceedings, and in which payment is not required prior to contesting the validity or amount of such real estate taxes, and in which the Parties, or any of their respective Subsidiaries have set aside on their books adequate reserves with respect thereto; and
     (iii) miscellaneous real estate taxes not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) for property not essential to the continued use or operation of the Mortgaged Property. The Parties and each Subsidiary of any of the Parties will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. Except as set forth on Schedule 6.21(e), annexed hereto, no abatement proceedings are pending with reference to any real estate taxes assessed against the Mortgaged Property. Except as set forth on the Title Insurance Policies, there are no betterment assessments or other special assessments presently pending with respect to any portion of the Mortgaged Property, and none of the Parties has received any notice of any such special assessment being contemplated.

          (f) Historic Status. The Mortgaged Property is not located within any historic district pursuant to any federal, state or local law or governmental regulation.

          (g) Eminent Domain. There are no pending eminent domain proceedings against any of the Mortgaged Property or any part thereof, and, to each of the Party's knowledge, no such proceedings are presently threatened or contemplated by any taking authority.

          (h) Agreements Relating to the Mortgaged Property. Except with respect to agreements for which payments thereunder do not exceed Four Thousand Dollars ($4,000.00) per month, there are no agreements relating to the operation and maintenance of the Mortgaged Property, or any portion thereof, except as listed on Schedule 6.21(h). To the best of each of the Party's knowledge, there are no adverse claims or any basis for adverse claims in respect of the Mortgaged Property or its operation, by any party to any Agreements Relating to the Mortgaged Property.

          (i) Service Agreements. Except as listed on Schedule 6.21(i), there are no Service Agreements relating to servicing rights relevant to the servicing of any of the Notes Receivable. To the best of each of the Party's knowledge, there are no adverse claims or any basis for adverse claims in respect of servicing rights relevant to the Notes Receivable.

          (j) Other Material Real Property Agreements; No Options. Except as set forth on Schedule 6.21(j), and except for any existing Amenity Sales Contracts, Bulk Land Sales Contracts, Retail Lot Contracts, and Home Mortgages, there are no material agreements pertaining to the Mortgaged Property or the operation or maintenance thereof other than as described in this Agreement (including the Schedules hereto) or otherwise disclosed in writing to the Bank by any of the Parties; and no person or entity has any right or option to acquire the Mortgaged Property or any portion thereof or interest therein.

     6.22. Existing Notes Receivable Value. Each of the Parties represent and warrant that as of May 31, 1995, the total aggregate balance of the Existing Notes Receivable is at least equal to $21,500,000.00.

     6.23.  Existing Lots and Undeveloped Acres.  As set forth on Schedule
6.23 entitled Existing Lots and Undeveloped Acres, each of the Parties represent and warrant that as of May 31, 1995, the aggregate total of lots owned by the Parties exceeds nine thousand lots (9,000), and the aggregate total of undeveloped acres owned by the Parties exceeds eighteen thousand (18,000) acres.

     6.24. Non-Underwriting Criteria Loans. The Borrower and the LP may enter into any loan arrangements, or otherwise extend credit to any Person in the ordinary course of the Borrower's or the LP's business, provided, however, the Bank shall be under no obligation to deem any Note Receivable not satisfying the Underwriting Criteria as an Acceptable New Note Receivable or an Acceptable Existing Note Receivable.

     6.25. Amended and Restated Credit and Security Agreement Dated December 29, 1992. Each of the Parties acknowledge, confirm and agree that the within Agreement is intended to amend, restate and replace certain terms and conditions set forth in a certain Amended and Restated Revolving Credit Loan and Security Agreement dated December 29, 1992, as amended, by and among the Bank, MCO Properties, Inc., MCO Properties L.P., Westcliff Development Corporation, Horizon Properties and Horizon Properties Corporation, as previously amended.

     6.26.     LP Partners.   The sole general partner of the LP is, and
shall remain, the Borrower. The sole limited partner of LP is, and shall remain, MCOP Limited Partner, Inc.

     6.27.     LP Assets and Liabilities.    (A) The only assets of the LP
as of the date hereof are the LP Assets. All Notes Receivable of the LP are set forth on Schedule 1.1(g) annexed hereto. No LP Assets are subject to any rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances, except in favor of the Bank or liens permitted pursuant to Section 8.2.

          (B) The LP has no Indebtedness as of the date hereof other than Indebtedness in favor of the Bank or indebtedness permitted pursuant to
Section 8.1.

     7. AFFIRMATIVE COVENANTS OF THE PARTIES. Each of the Parties covenant and agree that, so long as any Loan or Note is outstanding or the Bank has any obligation to make any Loans:

     7.1. Punctual Payment. Each of the Parties will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement, the Note and the Guaranties, as well as all other sums owing pursuant to the Loan Documents.

     7.2. Maintenance of Office. Each of the Parties will maintain their respective chief executive offices in the locations set forth in the Pre-amble of this Agreement, or at such other place in the United States of America as the Parties, shall designate upon thirty (30) days prior written notice to the Bank, where notices, presentations and demands to or upon the Parties, in respect of the Loan Documents may be given or made.

     7.3. Records and Accounts. Each of the Parties will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

     7.4. Financial Statements, Certificates and Information. (a) Each of the Parties will deliver to the Bank:

               (i) Monthly, within thirty (30) days following the end of each month, (A) the Borrowing Base Report (whether or not the Borrower or the LP intends to request a loan or advance under the Loan) setting forth the information necessary to calculate the Borrower Availability and the LP Availability as of the last day of the preceding calendar month and setting forth information necessary to reconcile to the most recent Borrowing Base Report submitted to the Bank; (B) internally prepared financial statements of: (x) the Borrower's financial condition at, and the results of operations for, the period ending with the end of the subject month, which shall include, at a minimum, a balance sheet and a cash flow and income statement and the Borrower's monthly management report which sets forth cash flow and earnings information, for each of the Strategic Projects and the Non-Strategic Projects; and (y) cash flow statements for each of the Strategic Projects and the Non-Strategic Projects, and in connection with the statements, reports and information to be furnished pursuant to (x) and (y), herein, a comparison of same against each of the Party's financial projections set forth in the Borrower's business plans previously prepared and delivered to the Bank for the subject monthly period;

               (ii) Quarterly, within forty-five (45) days following the end of the Borrower's fiscal quarter, internally prepared (consolidated and consolidating) financial statements (prepared in accordance with generally accepted accounting principals consistently applied) of the Borrower's financial condition at, and the results of the Borrower's operations for the year-to-date period ending with the end of the subject quarter, which statements shall include, at a minimum, a balance sheet and a cash flow and income statement, together with a Certificate of Compliance executed by the Parties.

               (iii) Annually, within ninety (90) days following the end of the Borrower's fiscal year, original signed counterparts of (A) the Borrower's consolidated annual audited financial statements, which statements shall have been prepared by Borrower and bear the unqualified opinions of, the Borrower's independent certified public accountants (which accountants shall be subject to the Bank's approval), and (B) the Borrower's Certificate of Compliance; and (C) the Borrower's consolidating annual financial statements, which statements shall have been prepared by the Borrower.

               (iv) quarterly, within forty-five (45) days after the end of each of the fiscal quarters of each of the Parties, and promptly after execution of a new Material Lease or the amendment of any Material Lease, updated Material Lease Summaries with respect to any of the Mortgaged Property.

          (b) In addition to the foregoing, each of the Parties and MAXXAM shall furnish the Bank with such other financial information as may be reasonably requested by the Bank, including, without limitation, additional financial information pertaining to the Borrower, the LP, any of the Guarantors and/or any of the Strategic Projects and Non-Strategic Projects.

          (c) None of the Parties or MAXXAM will change their respective fiscal years (which each of the Parties acknowledge and agree is from January 1 to December 31 of each calendar year) without prior written notice to the Bank.

          (d) (i) Annually, the Bank may conduct a Commercial Finance Exam (hereinafter, the "Commercial Finance Exam") of each or any of the Parties, the Strategic Projects or the Non-Strategic Projects, the Notes Receivable and/or any other matters determined by the Bank (in its sole and absolute discretion) to be necessary in connection with the Loan, the reasonable out-of-pocket costs of which shall be borne by the Borrower and/or the other Parties (jointly and severally) and paid to the Bank on Demand.

               (ii) Each of the Parties agree to assist the Bank, or any other independent contractor conducting such exams, in connection with the conducting of such Commercial Finance Exam, and in connection therewith shall make each of the Party's and the Strategic Projects and Non-Strategic Projects books and records available to the Bank or any other independent contractor for review.

          (e) Except with respect to the financial information and reports set forth in 7.4(a)(i), above, all financial information and/or reports to be furnished by the Parties and MAXXAM to the Bank shall each be prepared in accordance with generally accepted accounting principles consistently applied.

     7.5.  Notices.

          (a) Defaults. The Borrower or the applicable Party will promptly notify the Bank in writing of the occurrence of any Suspension Event or Event of Default. In addition, if any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any of the Parties, or any of their respective Sub-sidiaries are a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would have a material adverse effect on any of the Parties, each of the Parties, shall forthwith give written notice thereof to the Bank, describing the notice or action and the nature of the claimed default.

          (b) Environmental Events. Each of the Parties will promptly give notice to the Bank (i) of any violation of any Environmental Law that the Parties or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof by a notice from any public agency of any inquiry, proceeding, investigation, or other action, of potential environmental liability, or any federal, state or local environmental agency or board, that in either case involves the Real Estate or has the potential to materially affect the assets, liabilities, financial conditions or operations of each of the Parties or the Bank's security interests pursuant to the Security Documents.

          (c) Notification of Claims against Collateral. Each of the Parties will, immediately upon becoming aware thereof, notify the Bank in writing of any setoff, claims (including, with respect to the Mortgaged Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the Bank's rights with respect to the Collateral, are or may be subject.

          (d) Notice of Litigation and Judgments. Each of the Parties will, or will cause each of their respective Subsidiaries to, give notice to the Bank in writing within twenty (20) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Parties, or any of their respective Subsidiaries or to which any of the Parties, or any of their respective Subsidiaries are or are to become a party involving an uninsured claim against any of the Parties, or any of their respective Subsidiaries that could reasonably be expected to have a materially adverse effect on any of the Parties and stating the nature and status of such litigation or proceedings. Each of the Parties will, and will cause each of its Subsidiaries to, give notice to the Bank, in writing, in form and detail satisfactory to the Bank, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Parties, or any of their respective Subsidiaries in an amount in excess of $250,000.00.

     7.6. Existence; Maintenance of Properties. Each of the Parties will do or cause to be done all things necessary to preserve and keep in full force and effect their existence as corporations in the states of incor-poration indicated in the Preamble of this Agreement. Each of the Parties will do or cause to be done all things necessary to preserve and keep in full force all of their respective rights and franchises and those of their Subsidiaries. Each of the Parties (a) will cause all of their respective properties and those of their respective Subsidiaries used or useful in the conduct of their respective business or the business of their respective Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Parties may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of their respective Subsidiaries to, continue to engage primarily in the businesses now conducted by each of them and in related businesses.

     7.7. Insurance. Each of the Parties: (a) will obtain and maintain with respect to the Strategic Projects and the Non-Strategic Projects, such insurance as the Bank may reasonably require, including: (i) "all risks" property insurance written on a builder's risk, completed value, non-re-porting form, in connection with the construction of any improvements, including, without limitation, the construction of any Building on the Mortgaged Property; (ii) flood insurance, if the Strategic Projects or the Non-Strategic Projects are located in any federally designated "special hazard area"; (iii) commercial general liability insurance and owner's contingent or protective liability insurance; (iv) employer's liability insurance; (v) umbrella liability insurance; and (vi) workmen's compensation insurance. The insurance provided for in clauses (i) and (ii) shall name the Bank as mortgagee and loss payee and shall be first payable in case of loss to the Bank pursuant to standard non-contributory mortgage clauses and lender's loss payable endorsements. The insurance provided for in clauses (iii) and (v) shall name the Bank as an additional insured.

          (b) will require its general contractor to obtain and maintain at all times the insurance customarily required by a general contractor's contract.

          (c) will require its architect, engineer and any other design professional providing design or engineering services to obtain and maintain professional liability insurance customarily required by an architect's, engineer's or other design professional's contract.

          (d) All insurance referred to in this paragraph 7.7 shall be in such amounts and form, shall include such coverages, endorsements and deductibles, and shall be issued by such insurers as shall be approved by the Bank, and shall contain the written agreement of the insurer to give the Bank thirty (30) days prior written notice of cancellation, non-renewal, modification or expiration.

     7.8. Taxes. Each of the Parties will pay taxes, assessments and other governmental charges against the Mortgaged Property and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its other real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if:

          (a) the aggregate of any taxes for any part of the Mortgaged Property not essential to the continued current use and operation of the Mortgaged Property does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00), or

          (b) the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if any of the Parties, or any of their respective Subsidiaries shall have set aside on its books adequate reserves with respect thereto; and provided further that the Parties and each Subsidiary of any of the Parties will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

     7.9. Inspection of Properties and Books. Each of the Parties shall permit the Bank at the Bank's expense prior to the occurrence of any Suspension Event or Event of Default, but thereafter at the Party's expense, to visit and inspect any of the properties of any of the Parties, or any of their respective Subsidiaries to examine the books of account of each of the Parties and each of their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of each of the Parties and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Bank may reasonably request, provided, however, nothing contained herein shall in any way affect the Borrower's or the LP's obligation to reimburse the Bank for the Bank's reasonable out-of-pocket costs incurred in connection with the Commercial Finance Exams to be conducted by the Bank, as provided for in 7.4(d), herein.

     7.10. Compliance with Laws, Contracts, Licenses, and Permits. Each of the Parties will comply with, and will cause each of their respective Subsidiaries to comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of its corporate charter, and other charter documents and by-laws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If at any time while any Loan or Note is outstanding or the Bank has any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Parties, may fulfill any of their obligations hereunder, each of the Parties will immediately take or cause to be taken all reasonable steps within the power of each of the Parties, to obtain such authorization, consent, approval, permit or license and furnish the Bank with evidence thereof.

     7.11. Use of Availability. (a) (i) The proceeds of the Loans shall be used: (x) subject to the limitations contained herein and in the Loan Documents, for general business purposes of the Parties; (y) to assist in financing the construction of certain infrastructure improvements and resi-dential development at the Strategic Projects or Non-Strategic Projects;
(z) to assist in financing certain carrying costs of the Strategic Projects and the Non-Strategic Projects; (ii) Availability under the Loan may be used for the issuance (up to the Letter of Credit Amount) by the Bank of Letters of Credit for the account of the Parties subsequent to the date hereof, and/or for the extension or renewal of any Letters of Credit issued for the account of the Parties or MAXXAM prior to the date hereof.

          (b) (i) Each of the Parties shall be permitted to make, and each of the Parties shall be entitled to receive, loans (individually and collectively, the "On-Loan") to be utilized for payments due and owing on account of the liabilities of the Parties; provided, however, the aggregate amount of any such On-Loans to each of the Parties shall not, at any time, exceed the Book Value of all collateral security individually granted by any of the Parties to the Bank as collateral security for the payment and performance of each of their respective Guaranties, as provided for herein, and in each instance, each On-Loan shall be evidenced by an instrument of indebtedness (in form and substance satisfactory to the Bank, in its sole and absolute discretion), endorsed (in form and substance satisfactory to the Bank and the Bank's counsel), delivered and collaterally assigned to the Bank, and subordinate to the Obligations. To the extent that any collateral security is granted by any of the Parties (other than the Borrower or the LP) to the Borrower or the LP to secure the payment and performance of such On-Loan( s), all such collateral security shall be collaterally assigned to the Bank.

               (ii) Each of the Parties acknowledge, confirm and agree that each shall be liable (jointly and severally) to the Bank for the payment of the Obligations, whether or not any On-Loan is made by the Parties to another Party.

          (c) (i) Each of the Parties acknowledge, confirm and agree that the Bank may (without any request for a loan or advance by the Borrower), except as otherwise provided herein, use the proceeds of the Revolving Credit Loans to pay for any and all reasonable costs and expenses incurred by the Bank in connection with the matters set forth in the within Agreement, including, without limitation, costs and expenses associated with attorneys' fees, appraisals and Commercial Finance Exams. Without limiting the Bank's rights set forth in the within subsection, the Bank will endeavor to furnish the Parties with notice of such use of the proceeds but shall be under no obligation to furnish such notice.

               (ii) Each of the Parties acknowledge, confirm and agree that interest on any advance made by the Bank pursuant to Subsection (c)(i), above, shall accrue and be payable at the Domestic Rate.

     7.12. Further Assurances. Each of the Parties will cooperate with, and will cause each of its Subsidiaries to cooperate with the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

     7.13. Appraisals. (a) (i) The Bank at its option, shall have the right to obtain updated Appraisals of the Strategic Projects and/or the Non-Strategic Projects at any time during the term of the Loan. (ii) The costs of such Appraisals for any of the Non-Strategic Projects shall be borne by the Bank.

               (iii)     Without limiting the terms of Subsections (b) and
(c), below, the Borrower and the LP each acknowledges, confirms and agrees that upon the occurrence of a Suspension Event or an Event of Default, all costs and expenses incurred by the Bank with respect to Appraisals for any of the Strategic Projects shall be borne by the Borrower and the LP, as applicable, if, such additional Appraisals for any of the Strategic Projects were ordered by the Bank during the period of a Suspension Event not otherwise cured or after the occurrence of an Event of Default.

          (b) To the extent that any Revolving Credit Loans are made under the Loan based upon Availability created by Developed Lots at either of the Lake Havasu City, Arizona, or Rancho Mirage/Mirada, California properties, the Borrower or the LP, as applicable, shall pay all costs and expenses incurred by the Bank in connection with the Bank's procurement of an ap-praisal for such Developed Lots giving rise to Availability under the Loan.


          (c) The Bank has received an Appraisal prepared by an appraiser designated by the Bank stating that the Fountain Hills, Arizona property, with improvements located thereon, which has a fair value that is satisfactory to the Bank, in the Bank's reasonable discretion. Provided that so long as no Suspension Event or Event of Default shall have occurred (and not been cured) under the Loan, the LP shall not be obligated to pay for the expenses associated with any additional appraisal for the Fountain Hills, Arizona, property prior to the Revolving Credit Maturity Date.

     7.14. Notification Letters. At closing, each of the Parties shall execute and deliver to the Bank notification letters (hereinafter, the "Notification Letters"), substantially in the form of Schedule 7.14, advising each Note Obligor to make payment on account of all Note Receivables to the Bank. At the time any of the Parties enter into any additional Amenity Sales Contracts, Retail Lot Contracts, Bulk Land Sales Contracts and/or Home Mortgages, concurrent with the delivery of the Bank of Note Receivable generated on account thereof, the Parties shall deliver to the Bank a Notification Letter for each such Note Receivable. As provided for herein, the Bank may only forward the Notification Letters to each Note Obligor directing them to make payment on account of all Notes Receivable to the Bank after the occurrence of an Event of Default.

     7.15. Hazardous Substance Remedial Action. Each of the Parties shall, at the Bank's (or its engineer's) request, take all additional action as may be recommended by any Phase I environmental assessment report furnished to the Bank pursuant to 10.10, below, including, without limitation, take all remedial action as may be recommended therein.

     8. CERTAIN NEGATIVE COVENANTS OF THE PARTIES. Each of the Parties covenant and agree that, so long as any Loan or Note is outstanding or the Bank has any obligation to make any Loans:

     8.1. Restrictions on Indebtedness. (a) Each of the Parties will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

               (i) Indebtedness to the Bank arising under any of the Loan Documents;

               (ii) Indebtedness created or incurred on account of any On-
Loan;

               (iii) current liabilities of the Parties, or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

               (iv) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of 7.8;

               (v) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

               (vi) Indebtedness existing on the date of this Agreement and listed and described on Schedule 8.1 hereto, including any refinancing of any debt listed on Schedule 8.1 hereto, so long as such refinancing is not for an amount in excess of 100% of the fair market value of the asset being refinanced;

               (vii) Indebtedness of the Parties in respect of obli-gations to complete subdivision improvements; and

               (viii) Indebtedness approved or previously approved by the Bank in its sole and absolute discretion.

          (b)(i) Notwithstanding anything to the contrary herein contained, the aggregate amount of the Borrower's (including its Subsidiaries and the LP) recourse Indebtedness on a consolidated basis (exclusive of Indebtedness, the repayment of which is subordinated to the Bank pursuant to the Subordination Agreement and also exclusive of accounts payable, accrued liabilities, estimated obligations for lot improvements, deferred taxes, and other liabilities not commonly characterized as third-party debt, but inclusive of the amount set forth in 8.2(ix), below) (collectively, the "Other Liabilities")), shall not, at any time, exceed the aggregate of the then outstanding principal balance of the Loans, plus $13,900,000.00.

          (ii)   Notwithstanding anything to the contrary herein contained,
the aggregate amount of the Borrower's (including   its Subsidiaries and
the LP) recourse Indebtedness (other than on account of the Loans, Indebtedness due to affiliates of the Borrower and subordinated to the Bank, and the Other Liabilities) on a consolidated basis with respect to the Strategic Projects and Non-Strategic Projects (other than the Fountain Hills, Arizona Project) shall not, at any time, exceed $7,500,000.00.

     8.2. Restrictions on Liens, Etc. Each of the Parties will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebted-ness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that each of the Parties and any Subsidiary of any of the Parties may create or incur or suffer to be created or incurred or to exist:

          (i) liens in favor of any of the Parties, on all or part of their respective Subsidiaries securing Indebtedness owing by Subsidiaries to any of the Parties, or by any of Westcliff, Horizon, HPC or MAXXAM to the Borrower or to the LP on account of the On-Loans;

          (ii) liens on properties other than the Mortgaged Property to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue;

          (iii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

          (iv) liens on properties other than the Mortgaged Property in respect of judgments or awards, the Indebtedness with respect to which is permitted by 8.1(iv);

          (v) liens of carriers, warehousemen, mechanics and materialmen and other like liens and liens imposed by law, created in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings in accordance with applicable law and as to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

          (vi) pledges or deposits made in connection with workmen's compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits;

          (vii) encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which any of the Parties is a party, and other minor liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of each of the Parties, which defects do not individually or in the aggregate have a materially adverse effect on the business of any of the Parties, or any of their respective Subsidiaries on a consolidated basis.

          (viii) presently outstanding liens listed on Schedule 8.2 hereto;

          (ix) purchase money security interests in or purchase money mortgages not exceeding $500,000 on real or personal property acquired after the date hereof to secure purchase money indebtedness incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

          (x)  liens in favor of the Bank under the Loan Documents;

          (xi) other liens and encumbrances expressly permitted under the terms of the Security Documents; and

          (xii) other liens and encumbrances approved or previously approved by the Bank in its sole and absolute discretion.

     8.3. Restrictions on Investments. Each of the Parties will not, and will not permit any of their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

          (a)  Cash Equivalents;

          (b) SunRidge Canyon L.L.C., a limited liability company organized under the laws of the State of Arizona in an amount not to exceed $5,000,000.00.

          (c)  Investments existing on the date hereof and listed on
Schedule 8.3 hereto; and

          (d) any other Investments made in the ordinary course of each of the Party's businesses in a manner consistent with past practice, provided that the aggregate value of all Investments under this subsection (d), on a consolidated basis, shall not exceed at any time $10,000,000.

     8.4. Merger, Consolidation. (a) Each of the Parties will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition or disposition (other than the acquisition or disposition of assets other than the Mortgaged Property in the ordinary course of business consistent with past practices).
          (b) Notwithstanding the foregoing (i) the merger, acquisition or consolidation of any of the assets or stock of MAXXAM (other than any merger, acquisition or consolidation with the Borrower or any of the Guarantors) shall be permitted provided Charles E. Hurwitz continues to maintain a controlling interest in MAXXAM, and (ii) mergers, acquisitions or consolidations of the assets or stock of (i) the Borrower into any of its Subsidiaries, (ii) any of the Borrower's Subsidiaries into the Borrower, (iii) any of the Borrower's Subsidiaries into another of the Borrower's Subsidiaries and (iv) any of the Parties into any of the other Parties, shall be permitted subject, however, to any lien or encumbrance in favor of the Bank, and only after execution of any documents reasonably requested by the Bank, or the Bank's counsel in connection therewith.

     8.5. Sale and Leaseback. Without the prior written approval of the Bank (which approval shall not be unreasonably withheld), none of the Parties will enter into any arrangement, directly or indirectly, whereby the Parties shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Parties intend to use for substantially the same purpose as the property being sold or transferred; notwithstanding the foregoing restrictions, the Borrower shall be entitled to sell and leaseback up to three (3) model homes per year, provided however, that no such property shall have a Fair Market Value greater than Three Hundred Thousand Dollars ($300,000.00) (other than properties at Mirada which shall not have a Fair Market Value greater than $2,500,000.00).

     8.6. Compliance with Environmental Laws. Each of the Parties will not, and will not permit any of their respective Subsidiaries to, do any of the following (except in compliance with all applicable environmental laws, regulations or statutes, and provided the allowance of any of the following does not change the current use of the Real Estate): (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release.

     8.7. Distributions. (a) Except as set forth herein, neither the Borrower nor the LP shall pay any Distributions to Westcliff, Horizon, HPC or MAXXAM or any affiliated or related entity of the Borrower.

          (b) Provided no Suspension Event or Event of Default has oc-curred (and not been cured), the Borrower and the LP shall be entitled to make Distributions to MAXXAM so that the cumulative amount of cash Distributions made to MAXXAM after July 1, 1995 shall not exceed the amounts shown below as of the dates shown below:

     December 31, 1995        $16,500,000
     December 31, 1996        $22,500,000
     December 31, 1997        $36,000,000
     May 15, 1998             $45,000,000

          (c) Provided no Suspension Event or Event of Default has occurred (and not been cured), the Borrower shall be entitled to pay dividends to the shareholder(s) of its Class A 7% Cumulative Exchangeable Preferred Stock.

          (d) At the time of the payment of any of the amounts referred to in 8.7(b), above, the Borrower and the LP shall deliver to the Bank, a letter (substantially in the form of Schedule 8.7) setting forth the total amount paid to MAXXAM during such fiscal year and that there is then existing no Suspension Event or Event of Default.

     8.8  Cash Transactions with Affiliated Entities.

          (a) The Borrower, its Subsidiaries and the LP shall not make cash payments with respect to transactions with affiliated entities, except in accordance with the provisions of Section 7-11(b), and, provided no Suspension Event or Event of Default has occurred (and not been cured), the Borrower, its Subsidiaries or the LP may make cash payments:

          (i)  with respect to transactions permitted by Section 8.7;

          (ii) with respect to amounts which may be due and owing under tax sharing agreements by and between MAXXAM, on the one hand, and the Borrower and its Subsidiaries, on the other hand; and

          (iii) to reimburse MAXXAM or MAXXAM Property Co. for expenses incurred on behalf of the Borrower and its Subsidiaries and/or with respect to an allocation of overhead from MAXXAM or MAXXAM Property Co. to Borrower; and

          (iv) with respect to goods and services actually purchased from such affiliated entity for a price which shall not differ in a material adverse manner from that which would have been charged in an arms length transaction.

          (b) Borrower may receive reimbursement from non-subsidiary real estate affiliated entities equal to a portion of the amount, if any, included in the Borrower's allocation of overhead from MAXXAM and MAXXAM Property Co. for such affiliated entities.

     8.9. Material Leases. No Material Leases shall be entered into by any of the Parties, without the approval of Bank nor shall any such approved Material Lease, be modified or amended without such approval by the Bank.

     8.10. Restrictions on Compromise of Notes Receivable. Each of the Parties may reduce, compromise, or otherwise discount the amounts due and owing by any Note Obligor under any of the Notes Receivable, provided, however, (i) the amount of such reduction, compromise or discount shall not exceed the dollar equivalent of the product of: (x) the then outstanding principal amount of the Note Receivable, multiplied by (y) the difference between (A) one hundred percent (100%), less (B) the percentage that is equal to the advance rate (as such advance rates are set forth in 1.1 under the defined term "Availability") applicable to such Note Receivable, (ii) each such Note Receivable that is the subject of any reduction, compromise, or other discount shall, contemporaneous with any reduction, compromise or discount, be paid in full, and (iii) the Borrower shall furnish the Bank with prompt written notice of any discount, compromise or reduction, together with copies of any documents, instruments or agreements evidencing such discount, compromise or reduction and the payment in full of the Note Receivable effected by any such discount, compromise or reduction.

     8.11. Subsidiaries. The Parties will not permit any of their respective Subsidiaries to take, and the Parties' respective Subsidiaries will not take, any action that might materially adversely affect the use or value of the Mortgaged Property, the ability of any of the Parties to carry on business substantially as now conducted by each of them, the financial condition of the Parties, or any of their respective Subsidiaries, or the ability of any of the Parties, and each of their respective Subsidiaries, to comply with each and all of the terms of the within Agreement.

     8.12. Change in Ownership. Except as provided in Section 8.4, none of the Parties shall permit any direct or indirect change in the ownership of such Person from that existing as of the date hereof. Without limiting the generality of the foregoing, except as provided in Section 8.4, none of the Parties shall permit any Person not a stockholder or a partner as of the date hereof to become such a stockholder or partner.

     9. FINANCIAL COVENANTS OF THE BORROWER. The Borrower and the LP covenant and agree that, so long as any Loan or Note is outstanding or the Bank has any obligation to make any Loans, the Borrower and the LP shall, on a combined basis, maintain Minimum Capital (to be tested quarterly, commencing as of June 30, 1995) in an amount equal to at least Thirty Million Dollars ($30,000,000.00).

     As used herein, the term Minimum Capital shall mean, all as determined on a consolidated basis and in accordance with generally accepted accounting principles: the Borrower's Net Worth, plus without duplication
(A) the aggregate of (i) Indebtedness of the Borrower that is subordinated to the Indebtedness of the Borrower to the Bank (upon terms and conditions satisfactory to the Bank) and (ii) deferred income tax liabilities of the Borrower, if any; less without duplication (B) the aggregate of (i) all of the Borrower's receivables and other amounts due and owing from MAXXAM and
(ii) all of the Borrower's deferred income tax assets.

     10. CLOSING CONDITIONS. The obligation of the Bank to make the initial Revolving Credit Loans, or to issue any Letters of Credit, shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

     10.1. Loan Documents. (a) Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and, shall be in full force and effect and shall be in form and substance satisfactory to the Bank. The Bank shall have received a fully executed copy of each such document.

          (b) The Bank shall have received from each of the Parties, the Notification Letters.

     10.2. Certified Copies of Organization Documents. The Bank shall have received from each of the Parties copies, certified by the appropriate officer of the State in which each of the Parties, is organized, and/or in the State in which any of the Parties conduct their respective businesses, to be true and complete, of the corporate charter, partnership agreement, and any other organization documents of Parties, as in effect on such date of certification, including, without limitation, Certificates of Legal
Existence and Certificates of Qualification To Do Business.   In addition,
the Bank shall have received the information described above with respect to SunRidge Canyon L.L.C.

     10.3. By-laws; Resolutions. All action on the part of each of the Parties, necessary for the valid execution, delivery and performance by each of the Parties, of this Agreement and the other Loan Documents to which they are or shall become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank. The Bank shall have received from each of the Parties, true copies of their respective by-laws and certificates of the resolutions adopted by their partners, shareholders and boards of directors authorizing the transactions described herein, each certified by their respective clerks of the Parties as of a recent date to be true and com-plete.

     10.4. Incumbency Certificate; Authorized Signers. The Bank shall have received from each of the Parties incumbency certificates, dated as of the Closing Date, signed by duly authorized officers of each of the Parties and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Parties, each of the Loan Documents to which each of the Parties, is or is to become a party; (b) to make Loan and Conversion Requests; and (c) to give notices and to take other action on behalf of each of the Parties, under the Loan Documents.

     10.5. Validity of Liens. The Security Documents shall be effective to create in favor of the Bank a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) mortgage and security interest in the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Bank to protect and preserve such security interests shall have been duly effected. The Bank shall have received evidence thereof in form and substance satisfactory to the Bank.

     10.6. Survey and Taxes. (a) To the extent necessary to continue the deletion (if presently existing) of the survey exception from any existing Title Policy for which any update or endorsement shall be issued with respect to any of the Strategic Projects, or to remove the survey exception from any new Title Insurance Policy to be issued in connection with the Loan with respect to any of the Strategic Projects except for (i) any addi-tional Developed Lots at the Strategic Project known as Fountain Hills, Arizona, and (ii) until satisfaction of the Mirada Preconditions, any Developed Lots of the Strategic Project known as Mirada/Rancho Mirage, California, up-to-date instrument surveys or plans or engineer's certificates, including, date-down surveys, for each of the Strategic Projects, each satisfactory to the Bank, its counsel and the Title Insurance Company, which surveys shall be certified to the Title Insurance Company and to the Bank, such certificates to be satisfactory to the Bank, its counsel and the Title Insurance Company. The surveys shall be prepared by registered land surveyors or engineers in accordance with the Bank's survey requirements and shall, to the extent necessary to continue the deletion of the survey exception (as provided for herein), show dimensions and locations of any improvements, easements, rights of way, adjoining sites, encroachments and the extent thereof, established building lines and street lines, the distance to, and names of, the nearest intersecting streets and such other details as the Bank may require.

          (b) Evidence of payment of all real estate taxes and other municipal charges on the Strategic Projects and the Non-Strategic Projects and any existing improvements thereon which are due and payable prior to the Closing Date, as provided herein.

     10.7. Title Insurance; Title Exception Documents; UCC Searches. (a) The Bank shall have received (i) the Title Policies for each of the Insured Projects, each issued by Title Insurance Companies approved by the Bank (with such reinsurance or co-insurance as the Bank may require, any such reinsurance to be with direct access endorsements), each in the amounts set forth in Section 1.1, herein, each insuring the Bank that each of the Parties (as applicable) hold marketable or insurable (as applicable in each state in which any of the Insured Projects are situated) fee simple title to the Insured Projects and that the Security Documents (relevant to the Insured Projects) create valid, enforceable and first priority liens on each of Party's title to the Insured Projects, subject only to such excep-tions as the Bank may approve in writing, and which shall contain no exceptions for mechanic's liens, or (except as provided for in 10.6, herein) other matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to Bank in its sole discretion, and shall contain a pending disbursements clause or endorsement and such other endorsements and affirmative insurance as the Bank in its reasonable discretion may require.

               (ii) Title Update Letters for the Rio Communities and Paradise Hills, New Mexico projects.

          (b) Uniform Commercial Code lien searches disclosing no conditional sales agreements, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements with respect to any Collateral granted to secure the Obligations, except as same may be reasonably acceptable to the Bank.

     10.8. Leases and Service Contracts. The Bank shall have received from each of the Parties true copies of all Material Leases and all agreements (reflected on Schedule 6.21(h)), together with Material Lease Summaries.

     10.9. Certificates of Insurance. The Bank shall have received (a) a certificate of insurance as to the insurance maintained by each of the Parties, on the Mortgaged Property (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms; (b) copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer), and if requested by the Bank, certified copies of all policies evidencing such insurance; and (c) such further information and certificates from each of the Parties, its insurers and insurance brokers as the Bank may request.

     10.10. Hazardous Substance Assessments. The Bank shall have received current Phase I environmental site assessment reports for those Developed Lots at the Strategic Projects which are included in the calculation of the Borrower's Availability, and any existing improvements thereon, which is complete and free of qualification, prepared by qualified and reputable civil or environmental engineers acceptable to the Bank, all at Borrower's expense indicating that the Developed Lots (except for the Developed Lots listed on Schedule 10.10, annexed hereto) are free and clear of Hazardous Substances. Such reports will be reviewed by an independent professional engineering firm designated by the Bank, the costs of such review to be borne by each of the Parties.

     10.11. Environmental Indemnity. The Bank shall have received individual Environmental Indemnity Agreements from each of the Parties, pursuant to which each of the Parties agree to indemnify and hold harmless the Bank with respect to the release or threatened release of any hazardous materials and noncompliance with environmental laws at the Strategic Projects and the Non-Strategic Projects, which agreement shall survive termination of this Agreement, and/or the repayment of the Loans and the exercise by the Bank of any of its rights and remedies under the Security Documents.

     10.12. Opinions of Counsel Concerning Organization and Loan Documents. The Bank shall have received: Opinions of counsel for each of the Parties satisfactory to the Bank and the Bank's counsel (i) stating that all Loan Documents have been duly authorized, executed and delivered by each of the Parties and are valid, binding and enforceable against each of the Parties, including, without limitation, the choice of law provisions of the Loan Documents, (ii) indicating the due organization, legal existence and good standing of each of the Parties, in its state of organization and also in the state where the Strategic Projects and Non-Strategic Projects are located, (iii) stating that the Loans are not usurious under applicable laws and regulations (without resort to any "usury savings" clause in the Loan Documents), (iv) indicating that the Loan Documents create in favor of the Bank legal, valid and enforceable first priority liens and security interests in and to the Collateral to secure the Obligations, and all filings and recordings necessary to perfect such liens and security interests have been duly affected, and (v) stating that there is no action, suit or proceeding pending or to the best of the Parties' knowledge threatened against or affecting any of the Parties, or the Strategic Projects or the Non-Strategic Projects, before any court, administrative agency, arbitrator or governmental authority, except as will be fully disclosed by each of the Parties in the Loan documents or such Opinion and approved by the Bank.

     10.13. Financial Information. The Bank shall have received current financial statements of the Borrower and MAXXAM as of December 31, 1994, prepared or reviewed and approved by a certified public accountant satisfactory to the Bank, and other appropriate evidence to establish at Loan closing that there has been no adverse change in the business, assets, conditions (financial or otherwise), operations or prospects of the Borrower or MAXXAM from that which was originally presented to the Bank, and if none has been presented to the Bank, then such statements shall be subject to the Bank's determination that such conditions are satisfactory.

     10.14. Payment of Fees. The Borrower and the LP shall have paid to the Bank all fees due and owing pursuant to 3.

     10.15. Zoning, Environmental and Land Use Compliance. The Bank shall have received the agreements listed on Schedule 6.21(j), annexed hereto, to which each of the Parties, is a party, which agreements materially affect or materially relate to the use, operation, development, construction or management of the Strategic Projects and Non-Strategic Projects.

     10.16. Borrowing Base Report. The Borrower and the LP shall each have furnished the Bank with an initial Borrowing Base Report.

     10.17. Guaranties. The Guaranties shall have been duly executed and delivered to the Bank.

     10.18. Lock Box Account(s). The Lock Box Account(s) shall have been established.

     10.19. Subordination. Each of Westcliff, Horizon, HPC and MAXXAM, and any affiliated or related entity of the Borrower, or the LP, pursuant to the Subordination Agreement (which shall be duly executed and delivered to the Bank) shall subordinate all indebtedness of Borrower and the LP now or hereafter owing to any of Westcliff, Horizon, HPC and MAXXAM and/or any affiliated or related entity of the Borrower to all Obligations of Borrower and/or the LP to Bank.

     10.20. Commercial Finance Exam. The Bank shall have received a satisfactory (in the Bank's sole and absolute discretion) Commercial Finance Exam to be conducted by the Bank (prior to the Closing Date), with respect to each of the Parties, the Strategic Projects and/or the Non-Strategic Projects, the Notes Receivable and/or any other matters deter-mined by the Bank (in its sole and absolute discretion) to be necessary in connection with the establishment of the Loan, the reasonable out-of-pocket costs of which shall be borne by the Borrower and the LP.

     10.21. Evidence of Licenses, Permits, Utilities, Etc. Evidence (in form and substance satisfactory to the Bank and/or the Bank's counsel) from the Parties, and/or the Party's counsel indicating the issuance of all licenses, permits, approvals and utilities, including, without limitation, all water, electric and sanitary sewer facilities, for sale of each of the Developed Lots at the Strategic Projects.

     10.22. Additional Matters. Each of the Parties shall furnish the Bank with such additional information (financial or otherwise) as may be reasonably requested by the Bank, and shall execute and/or deliver any and all additional documents, instruments and/or agreements requested by the Bank in order to effectuate the matters set forth herein.

     11. CONDITIONS TO ALL BORROWINGS. The obligations of the Bank to make any Revolving Credit Loan and/or to issue any Letters of Credit, whether on or after the Closing Date, shall be subject to satisfaction of the conditions set forth in 10, and shall also be subject to the satis-faction of the following conditions precedent:

     11.1. Representations True; No Event of Default. Each of the representations and warranties of each of the Parties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of any Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from trans-actions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and no Suspension Event or Event of Default shall have occurred and be continuing. The Bank shall have received a certificate from each of the Parties signed by an authorized officer of each of the Parties to such effect.

     11.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Bank would make it illegal for the Bank to make any Loan.

     11.3. Governmental Regulation. The Bank shall have received such statements in substance and form reasonably satisfactory to the Bank as the Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

     11.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Bank and its counsel, and the Bank and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Bank may reasonably re-quest.

     12.  EVENTS OF DEFAULT; ACCELERATION; ETC.

     12.1 Events of Default and Acceleration. If any of the following events ("Events of Default") shall occur:

          (a) the Borrower or the LP shall fail to pay any principal of the Loans, or interest due thereon, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (b) the Borrower or the LP shall fail to pay any other sums due hereunder or under any of the other Loan Documents, within ten (10) days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (c) (i) any of the Parties, or any of their respective Subsidiaries (where applicable), shall fail to comply with any of its covenants contained in 7.1, 7.2, 7.3, 7.4(a)(i)(A), 7.4(c), 7.4(d)(i) and
(ii), 7.4(e), 7.7, 7.9, 7.11, 7.12, 7.13, 7.14, 8.1, 8.2, 8.3, 8.4, 8.5,
8.7, 8.8, 8.9, 8.10 or 8.12; and

               (ii) any of the Parties, or any of their respective Subsidiaries (where applicable), shall fail to comply with any of its covenants contained in 7.4(a)(i)(B), 7.4(a)(ii), 7.4(a)(iii), 7.4(a)(iv),
7.4(b), or 9 within ten (10) days of when due, or when to be performed; and

               (iii) any of the Parties, or any of their respective Subsidiaries (where applicable), shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this 12, or in such other Loan Documents) for thirty (30) days after written notice of such failure has been given to the Borrower by the Bank;

          (d) any representation or warranty of any of the Parties in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

          (e) any of the Parties shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received in an amount greater than $500,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which they are bound, evidencing or securing borrowed money or credit received (in an amount greater than $500,000) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof, including, without limitation, the Bank, or of any obligations issued thereunder, to accelerate the maturity thereof;

          (f) any of the Parties shall make an assignment for the benefit of creditors, or admit in writing their inability to pay or generally fail to pay their debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any of the Parties of any substantial part of the assets of any of the Parties or shall commence any case or other proceeding relating to any of the Parties under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such peti-tion or application shall be filed or any such case or other proceeding shall be commenced against any of the Parties and any of the Parties or shall indicate its approval thereof, consent thereto or acquiescence therein;

          (g) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of the Parties bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of the Parties in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (h) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, any uninsured final judgment against any of the Parties, or any of their respective Subsidiaries that, with other outstanding uninsured final judgments, undischarged, against any of the Parties, or any of their respective Subsidiaries exceeds in the aggregate $250,000;

          (i) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Bank, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Parties, or any of their respective Subsidiaries or any of their respective holders of Voting Interests, or any court or any other governmental or regulatory authority or agency of competent jurisdic-tion shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

          (j) any of the Parties, any of their respective officers, or any of their respective Subsidiaries shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of any of the Parties, or of such Subsidiaries; or

          (k) The occurrence of any event of default under any document, instrument and/or agreement between MAXXAM and the Bank, including, without limitation, certain Unconditional Guaranties of Payment and Performance (hereinafter, individually and collectively, the "MAXXAM Guaranty") dated December 29, 1992 (as amended) and December 29, 1993, and/or a certain Pledge Agreement (hereinafter, the "MAXXAM Pledge Agreement") executed and delivered by MAXXAM to the Bank, or under any document, instrument and/or agreement executed and/or delivered by MAXXAM to the Bank, whether such document, instrument and/or agreement now exists or hereafter arises (notwithstanding that the Bank may not have exercised its rights upon default under any such document, instrument and/or agreement), then, and in any such event, so long as the same may be continuing, the Bank may by notice in writing to the Parties declare all amounts owing with respect to this Agreement, the Note and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Parties; provided that in the event of any Event of Default specified in 12(g) or 12(h), all such amounts shall become immediately due and payable automatically and without any re-quirement of notice from the Bank.

          (l) Any direct or indirect change in the ownership of MAXXAM Property Company or MCOP Limited Partners, Inc. from that existing as of the date hereof.

     12.2 Termination of Commitment. If any one or more Events of Default specified in 12(f) or 12(g) shall occur, any unused portion of the credit hereunder shall forthwith terminate and the Bank shall be relieved of all obligations to make Loans to the Borrower and the LP. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date the conditions precedent to the making of the Loans to be made on such Drawdown Date are not satisfied, the Bank may by notice to the Borrower and the LP, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and the Bank shall be relieved of all further obligations to make Loans. So long as there continues to remain outstanding Loans, no termination of the credit hereunder shall relieve any of the Parties of any of the Obligations or any of its existing obligations to the Bank arising under other agreements or instruments.

     12.3 Remedies. (a) In case any one or more of the Events of Default shall have occurred and be continuing beyond any applicable grace period uncured, and whether or not the Bank shall have accelerated the maturity of the Revolving Credit Loans pursuant to 12.1, the Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights and remedies under this Agreement, the Security Documents, the Note, the Collateral Note, or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement, the Security Documents and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank, including, without limitation, the forwarding of the Notification Letters to the Note Obligors. No remedy herein con-ferred upon the Bank or the holder of any Note and/or Collateral Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

          (b) In addition to the remedies provided for herein in subsection (a), above, upon the occurrence of a Suspension Event or an Event of Default, the Bank may hold any Collateral (or any cash proceeds derived therefrom) and retain same as collateral security for the payment and performance of any outstanding Letters of Credit.

     12.4 Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Suspension Event or Event of Default, the Bank receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

          (a) First, to the payment of, or (as the case may be) the reimbursement of the Bank for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Bank in connection with the collection of such monies by the Bank, for the exercise, protection or enforcement by the Bank of all or any of the rights, remedies, powers and privileges of the Bank under this Agreement or any of the other Loan Documents or in respect of the Collat-eral or in support of any provision of adequate indemnity to the Bank against any taxes or liens which by law shall have, or may have, priority over the rights of the Bank to such monies;

          (b) Second, to all other Obligations in such order or preference as the Bank may determine; provided, however, that the Bank may in its discretion make proper allowance to take into account any Obligations not then due and payable;

          (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfaction to the Bank of all of the Obligations, to the payment of any obligations required to be paid pursuant to 9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

          (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

     13. SETOFF. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final), regardless of currency, maturity, or the branch of the Bank where such deposits are held, or other sums credited by or due from the Bank to any of the Parties and any securities or other property of any of the Parties in the possession of the Bank may be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of any of the Parties to the Bank.

     14. EXPENSES. Except as otherwise provided for herein, and (where applicable), upon presentation of the Certificate provided for in 4.8, herein, the Borrower and the LP jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein,
(b) any taxes (including any interest and penalties in respect thereto) payable by the Bank (other than ordinary taxes based upon the Bank's net income), including any recording, mortgage, documentary or intangibles taxes in connection with the Security Deed and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any taxes payable by the Bank after the Closing Date (the Borrower and the LP each hereby agreeing to indemnify the Bank with respect thereto), (c) all title insurance premiums, appraisal fees, engineer's fees, and the reasonable fees, expenses and disbursements of the Bank's counsel or any local counsel to the Bank incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Bank incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, (e) all reasonable out-of-pocket expenses (including reasonable attorneys' fees and costs, which attorneys may be employees of the Bank) and the fees and costs of appraisers, engineers, investment bankers or other experts retained by the Bank in connection with any such enforcement proceedings incurred by the Bank in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any of the Parties, or any of their respective Subsidiaries or the administration thereof, and (ii) any litiga-tion, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Bank's relationship with any of the Parties, or any of their respective Subsidiaries, unless, in either instance, the Bank is not the successful party under any such enforcement proceedings, and (f) all reasonable fees, expenses and disbursements of the Bank incurred in connec-tion with UCC searches, UCC filings or mortgage recordings. The covenants of this 14 shall survive payment or satisfaction of payment of amounts owing with respect to the Note.

     15. INDEMNIFICATION. Each of the Parties, agree to indemnify and hold harmless the Bank from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by any of the Parties, or any of their respective Subsidiaries of the proceeds of any of the Loans, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Parties, or any of their Subsidiaries comprised in the Collateral, (c) any of the Parties or any of their respective Subsidiaries entering into or performing this Agreement or any of the other Loan Documents or (d) with respect to any of the Parties and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Bank shall be entitled to select its own counsel and, in addition to the foregoing indemnity, each of the Parties agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of each of the Parties under this 15 are unenforceable for any reason, each of the Parties hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this 15 shall survive the repayment of the Loan and the termination of the obligations of the Bank hereunder.

     16. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, the 1992 Agreement (as amended), the 1988 Agreement, in the Note, any of the other Loan Documents or in any documents or other papers delivered by or on behalf of each of the Parties, or any of their respective Subsidiaries (other than such covenants, agreements, representations and warranties which have been replaced in their entirety pursuant to the within Agreement, and/or any other documents, instruments or agreement to be executed and/or delivered in connection herewith) pursuant hereto shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Bank of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Note or any of the other Loan Documents remains outstanding or the Bank has any obligation to make any Loans. The indemnification obligations of each of the Parties provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Bank hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to the Bank at any time by or on behalf of each of the Parties or MAXXAM pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by each of the Parties.

     17.  PERMITTED SALES/RELEASE OF LIEN.

     17.1.  Permitted Sales.  (a) If:

               (i) an intended sale or disposition of any lot(s) comprising any part of any of the Strategic Projects is for a purchase price in excess of $350,000.00;

               (ii) is evidenced by a bona-fide Agreement to an unaffiliated third-party acquiror;

               (iii) is for adequate consideration (as determined by the Bank in its reasonable discretion); and

               (iv) provided there is then existing no Suspension Event or Event of Default,

such sale or disposition shall not constitute an Event of Default under the Loan, and the Bank agrees to release its lien against the subject property upon payment to the Bank (for credit against the Obligations of the Borrower and/or the LP under this Agreement) of all Net Proceeds realized on account of any such sale or disposition. The provisions of this Section shall not apply, however, to one of a series of sales to a single purchaser and/or such purchaser's affiliates.

          (b)  If:

               (i) an intended sale or disposition of any lot(s) comprising part of any of the Strategic Projects is for a purchase price less than $350,000.00;

               (ii) is evidenced by a bona-fide Agreement to an unaffiliated third-party acquiror;

               (iii) is for adequate consideration (as determined by the Bank in its reasonable discretion); and

               (iv) provided there is then existing no Suspension Event or Event of Default,

such sale or disposition shall not constitute an Event of Default under the Loan, and the Bank agrees to release its lien against the subject property upon presentation to the Bank of an Affidavit substantially in the form of
Schedule 17, annexed hereto. The provisions of this Section shall not apply, however, to one of a series of sales to a single purchaser and/or such purchaser's affiliates.

          (c)  If:

               (i) an intended sale or disposition of any lot(s) comprising part of any of the Non-Strategic Projects is for a purchase price in excess of $1,000,000.00;

               (ii) is evidenced by a bona-fide Agreement to an unaffiliated third-party acquiror;

               (iii) is for adequate consideration (as determined by the Bank in its reasonable discretion); and

               (iv) provided there is then existing no Suspension Event or Event of Default,

such sale or disposition shall not constitute an Event of Default under the Loan, and the Bank agrees to release its lien against the subject property upon payment to the Bank (for credit against the Obligations of the Borrower and/or the LP under this Agreement) of all Net Proceeds realized on account of any such sale or disposition. The provisions of this Section shall not apply, however, to one of a series of sales to a single purchaser and/or such purchaser's affiliates.

          (d)  If:

               (i) an intended sale or disposition of any lot(s) comprising any part of any of the Non-Strategic Projects is for a purchase price less than $1,000,000.00;

               (ii) is evidenced by a bona-fide Agreement to an unaffiliated third-party acquiror;

               (iii) is for adequate consideration (as determined by the Bank in its reasonable discretion); and

               (iv) provided there is then existing no Suspension Event or Event of Default,

such sale or disposition shall not constitute an Event of Default under the Loan, and the Bank agrees to release its lien against the subject property upon presentation to the Bank of an Affidavit substantially in the form of
Schedule 17, annexed hereto. The provisions of this Section shall not apply, however, to one of a series of sales to a single purchaser and/or such purchaser's affiliates.

          (e) Notwithstanding anything to the contrary set forth in Subsections (a) and (c), above, if a sale or distribution complies with the foregoing terms and conditions, upon written request by the Borrower or the LP to the Bank, and subject to the terms and conditions set forth in 8.7, herein, the Net Proceeds of such sale or distribution may be used to make payment on account of any Permitted Distribution.

     17.2. Release of Collateral. Provided there is no existing Suspension Event or Event of Default, upon Borrower's or LP's request, the Bank agrees to consider, from time to time, the release of its lien against portions of the Collateral not included in the determination of Borrower Availability or LP Availability. Any such release shall not require the payment of any consideration in connection therewith. Nothing contained herein shall constitute the Bank's legal obligation to so release its liens and any determination to release Collateral shall be in the Bank's sole and absolute discretion; rather the foregoing is intended to reflect the Bank's willingness to consider such a request in good faith and not to unreasonably withhold its consent to any such request.

     18.  ASSIGNMENT; PARTICIPATIONS; ETC.

     18.1. Assignment by the Bank. The Bank may assign all or a portion of its rights under this Agreement and the same portion of its Commitment, the Loans at the time owing to it, provided that such assignment is in writing (the "Assignment"). Upon execution and delivery of the Assignment the assignee thereunder shall be a party hereto and, to the extent provided in such assignment, shall have the rights and obligations of the Bank hereunder and under the Loan Documents. Upon the effective date of such Assignment the commitment of the Bank shall be reduced and the Bank shall be relieved from its obligations hereunder to the extent assigned to the assignee pursuant to the Assignment. Each of the Parties shall, on request of the Bank, execute such further documents and instruments as may be necessary to carry out the purposes of the Assignment.

     18.2. Participations. The Bank may sell participations to one or more banks or other entities in all or a portion of the Bank's rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the Bank hereunder to any of the Parties and (b) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, or extend any regularly scheduled payment date for principal or interest.

     18.3. Disclosure. Each of the Parties agree that in addition to disclosures made in accordance with standard banking practices the Bank may disclose information obtained by the Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, subject, however, to reasonable confidentiality agreements to be executed by such prospective purchaser(s), the form of which confidential-ity agreements shall be substantially in the form of Schedule 18.3, annexed hereto.

     18.4. Pledge by Bank. The Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of the Note) to any of the twelve Federal Reserve Banks organized under 4 of the Federal Reserve Act, 12 U.S.C. 341. No such pledge or the enforcement thereof shall release the Bank from its obligations hereunder or under any of the other Loan Documents.

     18.5. No Assignment by Parties. None of the Parties shall assign or transfer any of their rights or obligations under any of the Loan Documents without the prior written consent of the Bank.

     19. AGENTS, ATTORNEYS, TRUSTEES. (a) The Bank shall have full power and authority to appoint such agents, attorneys and trustees as it may from time to time designate to act for it under this Agreement, in such capacities and with such powers as the Bank may specify. The Bank, in its sole discretion, shall have authority to revoke any such appointment and shall have authority to designate a new agent, attorney or trustee for itself any time, such action to be taken by an instrument in writing addressed to such agent, attorney or trustee, counterparts of which shall be sent to the Borrower or the LP. Such agent, attorney or Trustee shall not have any authority to act for the Bank in any capacity except as expressly set forth in any agreement to which the Bank is a party. Furthermore, as more specifically set forth in 15, herein, each of the Parties agree to save and hold the Bank, and each such agent, attorney or trustee harmless from any action or nonaction of such agent, attorney or trustee.

          (b) Each of the Parties acknowledge, confirm and agree that they will recognize and fully cooperate with any such agent, attorney or trustee so appointed by the Bank.

     20. NOTICES, ETC. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Note shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

          (a) 5847 San Felipe, Houston, Texas, Attention: Treasurer, with a copy to the Parties (at the address set forth herein), Attention: General Counsel, or at such other address for notice as the Borrower shall last have furnished in writing to the Bank; and

          (b) if to the Bank, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Real Estate Department, or such other address for notice as the Bank shall last have furnished in writing to the Borrower, and (except for Borrowing Base Reports and other financial reports), with a copy to David S. Berman, Esquire, Riemer & Braunstein, Three Center Plaza, Boston, Massachusetts 02108.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

     21. PUBLICITY. Each of the Parties will permit the Bank to obtain publicity in connection with the making of the Loan through press releases, tombstones, and participation in such events as ground breaking and opening ceremonies subject to Borrower's or LP's reasonable approval.

     22. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE PARTIES AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON EACH OF THE PARTIES BY MAIL AT THE ADDRESS SPECIFIED IN 20. EACH OF THE PARTIES HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     23. HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     24. COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     25. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in 27.

     26. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. EACH OF THE PARTIES AND THE BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE PARTIES (A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAD REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGA-TION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGE THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A OBLIGOR BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     27. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by each of the Parties of any terms of this Agreement or such other instrument or the continuance of any Suspension Event or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

     28. SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

                                   MCO PROPERTIES INC.


                                   By: /s/  James D. Noteware
                                       Name: James D. Noteware
                                       Title: President
                                   WESTCLIFF DEVELOPMENT
                                   CORPORATION


                                   By: /s/  James D. Noteware
                                       Name: James D. Noteware
                                       Title: President


                                   HORIZON CORPORATION


                                   By: /s/  James D. Noteware
                                       Name: James D. Noteware
                                       Title: President


                                   HORIZON PROPERTIES CORPORATION


                                   By: /s/  James D. Noteware
                                       Name: James D. Noteware
                                       Title: President


                                   MCO PROPERTIES, L.P.

                                   By: Its General Partner

                                   MCO PROPERTIES, INC.

                                   By: /s/  James D. Noteware
                                       Name: James D. Noteware
                                       Title: President


                                   THE FIRST NATIONAL BANK OF BOSTON


                                   By: /s/  Jared H. Ward
                                       Name: Jared H. Ward
                                       Title: Vice President